AMENDED AND RESTATED COPY
US$275,000,000
FACILITY AGREEMENT
for
GOLDEN TELECOM INC.
EDN SOVINTEL LLC
and
GTS FINANCE INC.
as Original Borrowers and Original Guarantors
arranged by
CITIBANK N.A., London Branch
and
ING BANK N.V.
as Arranger
with
CITIBANK INTERNATIONAL PLC
acting as Agent
TERM FACILITY AGREEMENT DATED 25 JANUARY 2007 AS
AMENDED AND RESTATED ON 22 MARCH 2007

CONTENTS

Clause	Page

1.	Definitions And Interpretation

2.	The Facilities

3.	Purpose

4.	Conditions Of Utilisation

5.	Utilisation

6.	Repayment

7.	Prepayment And Cancellation

8.	Interest

9.	Interest Periods

10.	Changes To The Calculation Of Interest

11.	Fees

12.	Tax Gross Up And Indemnities

13.	Increased Costs

14.	Other Indemnities

15.	Mitigation By The Lenders

16.	Costs And Expenses

17.	Guarantee And Indemnity

18.	Representations

19.	Information Undertakings

20.	Financial Covenants

21.	General Undertakings

22.	Events Of Default

23.	Changes To The Lenders

24.	Changes To The Obligors

25.	Role Of The Agent And The Arranger

26.	Conduct Of Business By The Finance Parties

27.	Sharing Among The Finance Parties

28.	Payment Mechanics

29.	Set-Off

30.	Notices

31.	Calculations And Certificates

32.	Partial Invalidity

33.	Remedies And Waivers

34.	Amendments And Waivers

35.	Counterparts

36.	Governing Language

37.	USA Patriot Act

38.	Governing Law

39.	Enforcement

40.	Arbitration

41.	Waiver Of Jury Trial

Schedule 1 The Original Parties

Part I The Original Obligors

Part II The Original Lenders

Schedule 2 Conditions Precedent

Part I Conditions Precedent To Initial Utilisation

Part II Conditions Precedent Required To Be Delivered By An Additional Obligor

Schedule 3 Utilisation Request

Schedule 4 Mandatory Cost Formulae

Schedule 5 Form Of Transfer Certificate

Schedule 6 Form Of Accession Letter

Schedule 7 Form Of Resignation Letter

Schedule 8 Form Of Compliance Certificate

Schedule 9 Existing Security

Schedule 10 Lma Form Of Confidentiality Undertaking

Schedule 11 Timetables

Schedule 12 List Over Material Subsidiaries

Signatures

THIS AGREEMENT is dated 25 January 2007 as amended and restated on 22 March 2007 and made between:

(1)	GOLDEN TELECOM INC. (the “Company”);

(2)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original borrowers (together with the Company the “Original Borrowers”);

(3)	THE SUBSIDIARIES of the Company listed in Part I of Schedule 1 (The Original Parties) as original guarantors (together with the Company the “Original Guarantors”);

(4)	CITIBANK, N.A. LONDON BRANCH and ING BANK N.V. as mandated lead arrangers (whether acting individually or together the “Arranger”);

(5)	THE FINANCIAL INSTITUTIONS listed in Part II of Schedule 1 (The Original Parties) as lenders (the “Original Lenders”); and

(6)	CITIBANK INTERNATIONAL PLC as agent of the other Finance Parties (the “Agent”).

IT IS AGREED as follows:

SECTION 1
INTERPRETATION

1.	DEFINITIONS AND INTERPRETATION

1.1	Definitions

In this Agreement:

"Accession Letter” means a document substantially in the form set out in Schedule 6 (Form of Accession Letter).

"Account Bank” means ZAO Citibank.

"Acquisition Agreement” means the share purchase agreement dated 22 February 2007 in connection with the acquisition of part of the Corbina Telecom Group as referred to in Clause 21.13 (Acquisitions).

"Additional Borrower” means a company which becomes an Additional Borrower in accordance with Clause 24 (Changes to the Obligors).

"Additional Cost Rate” has the meaning given to it in Schedule 4 (Mandatory Cost formulae).

"Additional Guarantor” means a company which becomes an Additional Guarantor in accordance with Clause 24 (Changes to the Obligors).

"Additional Obligor” means an Additional Borrower or an Additional Guarantor.

"Affiliate” means, in relation to any person, a Subsidiary of that person or a Holding Company of that person or any other Subsidiary of that Holding Company.

"Amendment Agreement” means the amendment agreement dated 22 March 2007 entered into between, among others, the Original Borrowers, the Arranger, the Original Lenders and the Agent.

"Anti-Terrorism Law” means each of:

(a)	Executive Order No. 13224 of September 23, 2001 — Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten To Commit, or Support Terrorism (the Executive Order);

(b)	the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (commonly known as the USA Patriot Act);

(c)	the Money Laundering Control Act of 1986, Public Law 99-570;

(d)	the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq, the Trading with the Enemy Act, 50 U.S.C. App. §§ 1 et seq, any Executive Order or regulation promulgated thereunder and administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury; and

(e)	any similar law enacted in the United States of America subsequent to the date of this Agreement.

"Authorisation” means an authorisation, consent, approval, resolution, licence, exemption, filing or, if required, notarisation or registration.

"Availability Period” means:

(a)	in relation to Facility A, the period from and including the First Amendment Effective Date to and including the day falling one week before the Facility A Repayment Date; and

(b)	in relation to Facility B, the period from and including the First Amendment Effective Date to and including the day falling eighteen Months after the date of this Agreement.

"Available Commitment” means, in relation to a Facility, a Lender’s Commitment under that Facility minus:

(a)	the amount of its participation in any outstanding Loans under that Facility; and

(b)	in relation to any proposed Utilisation, the amount of its participation in any Loans under that Facility that are due to be made on or before the proposed Utilisation Date.

"Available Facility” means, in relation to a Facility, the aggregate for the time being of each Lender’s Available Commitment in respect of that Facility.

"Bankruptcy Law” means, in relation to any Russian Obligor, Federal Law No. 127-FZ of 26 October 2002 on Insolvency (Bankruptcy), as amended or replaced from time to time.

"Borrower” means an Original Borrower (including, for the avoidance of doubt, a Facility A Borrower) or an Additional Borrower unless it has ceased to be a Borrower in accordance with Clause 24 (Changes to the Obligors).

"Borrowings” shall have the meaning ascribed thereto in Clause 20.1 (Financial definitions).

"Break Costs” means the amount (if any) by which:

(a)	the interest which a Lender should have received for the period from the date of receipt of all or any part of its participation in a Loan or Unpaid Sum to the last day of the current Interest Period in respect of that Loan or Unpaid Sum, had the principal amount or Unpaid Sum received been paid on the last day of that Interest Period;

exceeds:

(b)	the amount which that Lender would be able to obtain by placing an amount equal to the principal amount or Unpaid Sum received by it on deposit with a leading bank in the Relevant Interbank Market for a period starting on the Business Day following receipt or recovery and ending on the last day of the current Interest Period.

"Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Moscow and New York City.

"Code” means, at any date, the U.S. Internal Revenue Code of 1986 and the regulations promulgated and the judicial and administrative decisions rendered under it, all as the same may be in effect at such date.

"Commitments” means a Facility A Commitment or a Facility B Commitment or, as the context may require, the Facility A Commitments and the Facility B Commitments.

"Companies Law” means Federal Law of the Russian Federation no. 14-FZ of 8 February 1998 on Limited Liability Companies.

"Compliance Certificate” means a certificate substantially in the form set out in Schedule 8 (Form of Compliance Certificate).

"Confidentiality Undertaking” means a confidentiality undertaking substantially in a recommended form of the LMA as set out in Schedule 10 (LMA Form of Confidentiality Undertaking) or in any other form agreed between the Company and the Agent.

"Currency Law” means Federal Law of the Russian Federation No. 173-FZ of 10 December 2003 On Currency Regulation and Control, together with any regulations adopted or issued by the Government of the Russian Federation or the Central Bank of the Russian Federation pursuant thereto or implementing the provisions thereof (as amended or replaced from time to time).

"Default” means an Event of Default or any event or circumstance specified in Clause 22 (Events of Default) which would (with the expiry of a grace period, the giving of notice, the making of any determination under the Finance Documents or any combination of any of the foregoing) be an Event of Default.

"Designated Person” means

(a)	Telenor ASA or any Affiliate thereof;

(b)	Alfa Group or any Affiliate thereof;

(c)	any person in which Telenor ASA and Alfa Group directly or indirectly owns more than 50% of the share capital;

(d)	any reputable international telecommunications operator which is rated at least BBB+ by Standard & Poor’s Corporation or at least Baa1 by Moody’s Investor Services Inc.; or

(e)	any other persons approved by the Agent (acting on the instructions of the Majority Lenders, acting reasonably).

"Environmental Claim” means any claim, proceeding or investigation by any person in respect of any Environmental Law.

"Environmental Law” means any applicable law in any jurisdiction in which any member of the Group conducts business which relates to the pollution or protection of the environment or harm to or the protection of human health or the health of animals or plants.

"Environmental Permits” means any permit, licence, consent, approval and other authorisation and the filing of any notification, report or assessment required under any Environmental Law for the operation of the business of any member of the Group conducted on or from the properties owned or used by the relevant member of the Group.

"ERISA” means, at any date, the United States Employee Retirement Income Security Act of 1974 and the regulations promulgated and rulings issued thereunder, all as the same may be in effect at such date.

"Event of Default” means any event or circumstance specified as such in Clause 22 (Events of Default).

"Facilities” means the term loan facilities made available under this Agreement as described in Clause 2 (The Facilities).

"Facility A Borrower” means each of Golden Telecom Inc. and GTS Finance Inc.

"Facility A Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility A Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility A Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility A Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility A Loan” means a loan made or to be made under Facility A or the principal amount outstanding for the time being of that loan.

"Facility A Repayment Date” means the date falling three Months after the First Amendment Effective Date.

"Facility B Commitment” means:

(a)	in relation to an Original Lender, the amount set opposite its name under the heading “Facility B Commitment” in Part II of Schedule 1 (The Original Parties) and the amount of any other Facility B Commitment transferred to it under this Agreement; and

(b)	in relation to any other Lender, the amount of any Facility B Commitment transferred to it under this Agreement,

to the extent not cancelled, reduced or transferred by it under this Agreement.

"Facility B Loan” means a loan made or to be made under Facility B or the principal amount outstanding for the time being of that loan.

"Facility B Repayment Date” means each of the dates specified in Clause 6.2 (Repayment of Facility B Loans) as Facility B Repayment Dates.

"Facility B Repayment Instalment” means each instalment for repayment of the Facility B Loans referred to in 6.2 (Repayment of Facility B Loans).

"Facility Office” means the office or offices notified by a Lender to the Agent in writing on or before the date it becomes a Lender (or, following that date, by not less than five Business Days’ written notice) as the office or offices through which it will perform its obligations under this Agreement.

"Fee Letter” means any letter or letters dated on or about the date of this Agreement between the Arranger and the Company (or the Agent and the Company) setting out any of the fees referred to in Clause 11 (Fees).

"Finance Document” means this Agreement, the Mandate Letter, any Fee Letter, any Accession Letter, any Resignation Letter, the Amendment Agreement and any other document designated as such by the Agent and the Company.

"Finance Party” means the Agent, the Arranger, the Account Bank or a Lender.

"Financial Indebtedness” means any indebtedness for or in respect of:

(a)	Borrowings; and

(b)	any derivative transaction entered into in connection with protection against or benefit from fluctuation in any rate or price (and, when calculating the value of any derivative transaction, only the marked to market value shall be taken into account).

"First Amendment Effective Date” has the meaning given to it in the Amendment Agreement.

"Group” means the Company and its Material Subsidiaries for the time being.

"Guarantor” means an Original Guarantor or an Additional Guarantor, unless it has ceased to be a Guarantor in accordance with Clause 24 (Changes to the Obligors).

"Holding Company” means, in relation to a company or corporation, any other company or corporation in respect of which it is a Subsidiary.

"Information Memorandum” means the document concerning the Original Obligors which, at the Company’s request and on its behalf, was prepared in relation to this transaction, approved by the Company and distributed by the Arranger prior to the Syndication Date in connection with syndication.

"Interest Period” means, in relation to a Loan, each period determined in accordance with Clause 9 (Interest Periods) and, in relation to an Unpaid Sum, each period determined in accordance with Clause 8.3 (Default interest).

"IRS” means the United States Internal Revenue Service or any successor thereto.

"Legal Reservations” means:

(a)	the principle that equitable remedies may be granted or refused at the discretion of a court and the limitation of enforcement by laws relating to bankruptcy, liquidation, insolvency, reorganisation, court schemes, moratoria, administration and other laws generally affecting the rights of creditors;

(b)	the time barring of claims under the Limitation Acts, the possibility that an undertaking to assume liability for or indemnify a person against non-payment of stamp duty may be void and defences of set-off or counterclaim; and

(c)	similar principles, rights and defences under the laws of any applicable jurisdiction.

"Lender” means:

(a)	any Original Lender; and

(b)	any bank, financial institution, trust, fund or other entity which has become a Party in accordance with Clause 23 (Changes to the Lenders),

which in each case has not ceased to be a Party in accordance with the terms of this Agreement.

"LIBOR” means, in relation to any Loan:

(a)	the applicable Screen Rate; or

(b)	(if no Screen Rate is available for dollars for the Interest Period of that Loan) the arithmetic mean of the rates (rounded upwards to four decimal places) as supplied to the Agent at its request quoted by the Reference Banks to leading banks in the London interbank market, as of the Specified Time on the Quotation Day for the offering of deposits in dollars and for a period comparable to the Interest Period for that Loan.

"LMA” means the Loan Market Association.

"Loan” means a Facility A Loan or a Facility B Loan.

"Loan Passport” means the certificate required to be issued in relation to this Agreement by the Account Bank or, as the case may be, by the relevant territorial division of the Central Bank of the Russian Federation, in accordance with the Currency Law.

"Majority Lenders” means:

(a)	if there are no Loans then outstanding, a Lender or Lenders whose Commitments aggregate more than 66 2/3% of the Total Commitments (or, if the Total Commitments have been reduced to zero, aggregated more than 66 2/3% of the Total Commitments immediately prior to the reduction); or

(b)	at any other time, a Lender or Lenders whose participations in the Loans then outstanding aggregate more than 66 2/3% of all the Loans then outstanding.

“Mandate Letter” means the letter dated 17 November 2006 between the Arranger, the Company and others.

"Mandatory Cost” means the percentage rate per annum calculated by the Agent in accordance with Schedule 4 (Mandatory Cost formulae).

"Margin” means:

(a)	1.5 per cent. per annum from and including the date of this Agreement to and including date falling 24 Months after the date of this Agreement; and

(b)	2 per cent per annum thereafter.

"Margin Stock” means margin stock or “margin security” within the meaning of Regulations T, U and X.

"Material Adverse Effect” means a material adverse effect on:

(a)	the consolidated business, operations, or financial condition of the Company, Sovintel or the Group taken as a whole;

(b)	the ability of an Obligor to perform and comply with its obligations under any Finance Documents in all material respects; or

(c)	the validity, legality or enforceability of any Finance Document or the rights or remedies of any Finance Party thereunder.

"Material Subsidiary” means, at any time, a Subsidiary of the Company which:

(a)	is listed in Schedule 12; and/or

(b)	has profits before interest and tax (calculated on the same basis as Consolidated EBITDA, as defined in Clause 20 (Financial covenants) representing ten per cent or more of the Consolidated EBITDA, as defined in Clause 20 (Financial covenants); and/or

(c)	has fixed assets representing ten per cent or more of the consolidated fixed assets of the Reporting Group; and/or

(d)	has turnover representing ten per cent or more of the consolidated turnover of the Reporting Group.

in each case calculated on a consolidated basis.

Compliance with the conditions set out in paragraphs (b), (c) and (d) shall be determined by reference to the latest unaudited and unconsolidated financial statements of that Subsidiary and the latest audited consolidated financial statements of the Reporting Group but if a Subsidiary has been acquired since the date as at which the latest audited consolidated financial statements of the Reporting Group were prepared, the financial statements shall be adjusted in order to take into account the acquisition of that Subsidiary (that adjustment being certified by the Reporting Group’s auditors as representing an accurate reflection of the revised Consolidated EBITDA, consolidated fixed assets or turnover of the Reporting Group).

A report by the auditors of the Company that a Subsidiary is or is not a Material Subsidiary shall, in the absence of manifest error, be conclusive and binding on all Parties.

"Month” means a period starting on one day in a calendar month and ending on the numerically corresponding day in the next calendar month, except that:

(a)	(subject to paragraph (c) below) if the numerically corresponding day is not a Business Day, that period shall end on the next Business Day in that calendar month in which that period is to end if there is one, or if there is not, on the immediately preceding Business Day;

(b)	if there is no numerically corresponding day in the calendar month in which that period is to end, that period shall end on the last Business Day in that calendar month; and

(c)	if an Interest Period begins on the last Business Day of a calendar month, that Interest Period shall end on the last Business Day in the calendar month in which that Interest Period is to end.

The above rules will only apply to the last Month of any period.

"Obligor” means a Borrower or a Guarantor.

"Original Financial Statements” means:

(a)	in relation to the Company, the audited consolidated financial statements of the Reporting Group, for the financial year ended 31 December 2005; and

(b)	in relation to each Original Obligor other than the Company, its unconsolidated and unaudited financial statements for its financial year ended 31 December 2005.

"Original Obligor” means an Original Borrower or an Original Guarantor.

"Participating Member State” means any member state of the European Communities that adopts or has adopted the euro as its lawful currency in accordance with legislation of the European Community relating to Economic and Monetary Union.

"Party” means a party to this Agreement.

"Qualifying Lender” has the meaning given to it in Clause 12 (Tax gross-up and indemnities).

"Quotation Day” means, in relation to any period for which an interest rate is to be determined, two Business Days before the first day of that period unless market practice differs in the Relevant Interbank Market, in which case the Quotation Day will be determined by the Agent in accordance with market practice in the Relevant Interbank Market (and if quotations would normally be given by leading banks in the Relevant Interbank Market on more than one day, the Quotation Day will be the last of those days).

"Reference Banks” means the principal London offices of Citibank N.A. and ING Bank N.V. or such other banks as may be appointed by the Agent in consultation with the Company.

"Regulations T, U and X” means, respectively, Regulations T, U and X of the Board of Governors of the Federal Reserve System of the United States (or any successor) as now and from time to time in effect from the date of this Agreement.

"Relevant Interbank Market” means the London interbank market.

"Repeating Representations” means each of the representations set out in Clauses 18.1 (Status) to 18.8 (Good title to assets), Clause 18.10 (No default), Clause 18.11 (No misleading information), paragraph (c) of Clause 18.12 (Financial Statements) by reference to the date of this Agreement and Clause 18.13 (Pari passu ranking) to Clause 18.26 (No Agent).

"Reporting Group” means the Company and its Subsidiaries from time to time.

"Resignation Letter” means a letter substantially in the form set out in Schedule 7 (Form of Resignation Letter).

"Restricted Party” means any person listed:

(a)	in the Annex to the Executive Order;

(b)	on the “Specially Designated Nationals and Blocked Persons” list maintained by the OFAC; or

(c)	in any successor list to either of the foregoing.

"Russia” means the Russian Federation and any republic or political sub-division thereof (and “Russian” has a corresponding meaning).

"Russian Borrower” means a Borrower whose jurisdiction of incorporation is the Russian Federation.

"Russian Corporate Reorganisation” means a solvent reorganisation (reorganisatsiya obschestva), whether by way of merger (sliyaniye obschestva), company accession (prisoedineniye obschestva), company division (razdeleniye obschestva), company separation (vydeleniye obschestva) or company transformation (preobrazovaniye obschestva) or otherwise.

"Russian Guarantor” means a Guarantor whose jurisdiction of incorporation is the Russian Federation.

"Russian Insolvency Proceedings” means, in respect of an entity incorporated under the laws of the Russian Federation, any of the following:

(a)	the implementation of measures to prevent its bankruptcy, including but not limited to the implementation of pre-juridical recovery (dosudebnaya sanatsiya) in respect of it;

(b)	its seeking, consenting, or acquiescing to the introduction of proceedings for its liquidation or bankruptcy, or the appointment of a liquidation commission (likvidatsionnaya komissiya) or the granting of other similar relief with respect to its debts, other than a solvent liquidation of such entity pursuant to a Russian Corporate Reorganisation;

(c)	the presentation or filing of a petition in respect of it in any court or arbitrazh court or other similar body or agency alleging, or for, its bankruptcy, insolvency, dissolution or liquidation, or the initiation of any analogous proceeding;

(d)	the institution of the supervision (nablyudeniye), financial recovery (finansovoe ozdorovleniye), external management (vneshneye upravleniye) or bankruptcy management (konkursnoye proizvodstvo) of it, and/or the appointment of a temporary manager (vremenniy upravlyaushchiy), administrative manager (administrativniy upravlyaushchiy), external manager (vneshniy upravlyaushchiy), bankruptcy manager (konkursniy upravlyaushchiy) or similar officer of it;

(e)	the convening or announcement of an intention to convene a meeting of its creditors for the purposes of considering an amicable settlement, or its entry into a voluntary arrangement (mirovoye soglasheniye);

(f)	the taking of any decision on dissolution, liquidation or similar proceeding with respect to it by any court or any governmental, regulatory or supervisory body in or of the Russian Federation; or

(g)	the initiation of any voluntary or involuntary case or other similar proceeding against or in respect of it causing any other similar condition or event contemplated by paragraphs (a) to (f) hereof.

"Russian Insolvency Test” means, in respect of an entity incorporated under the laws of the Russian Federation, any of the following:

(a)	it does not discharge the claims of any creditor related to monetary obligations and/or make any mandatory payments (obyasatel’niye platezhi) within three months after their due date, except where such claim, obligation or payment is contested in good faith by appropriate proceedings and that this entity has adequate reserves to face its liabilities, or is otherwise incapable of satisfying the claims of any creditor related to monetary obligations and/or to make any mandatory payment;

(b)	the settlement of claims of one or more creditors makes it impossible for it to discharge its monetary obligations or to make mandatory payments (obyasatel’niye platezhi) and/or other payments in full to its other creditors;

(c)	its Board of Directors or shareholders or participants adopt a resolution to file a petition with an arbitrazh court for its liquidation;

(d)	the levying of execution of any judgment, award or order on its property will materially impair or make impossible its ability to carry on its business activity; or

(e)	it meets (but ignoring any requirement for a court determination to this effect) any other criteria for the commencement of Russian Insolvency Proceedings specified by the Bankruptcy Law or other applicable law or regulation (including factual bankruptcy (fakticheskoye bankrotstvo) as that term is used in Article 195 of the Criminal Code of the Russian Federation).

"Russian Obligor” means any Russian Borrower or Russian Guarantor.

"Screen Rate” means the British Bankers’ Association Interest Settlement Rate for the offering of deposits in dollars for the relevant period and for the amount comparable to the aggregate amount of the Loans then outstanding, displayed on the appropriate page of the Telerate screen. If the agreed page is replaced or service ceases to be available, the Agent may specify another page or service displaying the appropriate rate after consultation with the Company and the Lenders.

"SEC” means the United States Securities and Exchange Commission or any successor thereto.

"Security” means a mortgage, charge, pledge, lien or other security interest securing any obligation of any person or any other agreement or arrangement having a similar effect.

"Sovintel” means limited liability company “EDN Sovintel”, organised and existing under the laws of the Russian Federation with principal state registration number 1027739006690 and having its registered address at 1 Kozhevnicheskiy proezd, Moscow 115114 Russia.

"Special Account Requirements” means the requirements (if any) established by or pursuant to the Currency Law to use special accounts when conducting certain operations.

"Specified Time” means a time determined in accordance with Schedule 11 (Timetables).

"Subsidiary” means in relation to any company or corporation, a company or corporation:

(a)	which is controlled, directly or indirectly, by the first mentioned company or corporation;

(b)	more than half the issued share capital of which is beneficially owned, directly or indirectly by the first mentioned company or corporation; or

(c)	which is a Subsidiary of another Subsidiary of the first mentioned company or corporation,

and for this purpose, a company or corporation shall be treated as being controlled by another if that other company or corporation is able to direct its affairs and/or to control the composition of its board of directors or equivalent body.

"Tax” means any tax, levy, impost, duty or other charge or withholding of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same).

"Tax Certificate” means, in respect of a Qualifying Lender, a document issued by the relevant authority confirming that this Qualifying Lender is a resident in that jurisdiction for the purpose of the relevant double taxation treaty, and apostilled in that jurisdiction.

"Tax Code” means Part I of the Tax Code of the Russian Federation, which came into force on 1 January 1999 and Part II of the Tax Code of the Russian Federation, which came into force on 1 January 2002.

"Termination Date” means the date falling 60 Months after the date of this Agreement.

"Total Commitments” means the aggregate of the Total Facility A Commitments and the Total Facility B Commitments being US$275,000,000 at the First Amendment Effective Date.

"Total Facility A Commitments” means the aggregate of the Facility A Commitments being US$50,000,000 at the First Amendment Effective Date.

"Total Facility B Commitments” means the aggregate of the Facility B Commitments being, subject to the increase provisions set out in Clause 2.2 (Increase of Total Facility B Commitments), US$225,000,000 at the First Amendment Effective Date.

"Transaction Authorisations” means each of:

(a)	the Loan Passport; and

(b)	any other Authorisation required to enable any Obligor lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party,

and “Transaction Authorisation” means any of them.

"Transfer Certificate” means a certificate substantially in the form set out in Schedule 5 (Form of Transfer Certificate) or any other form agreed between the Agent and the Company.

"Transfer Date” means, in relation to a transfer, the later of:

(a)	the proposed Transfer Date specified in the Transfer Certificate; and

(b)	the date on which the Agent executes the Transfer Certificate.

"Unpaid Sum” means any sum due and payable but unpaid by an Obligor under the Finance Documents.

"U.S.” and “United States” means the United States of America, its territories, possessions and other areas subject to the jurisdiction of the United States of America.

"U.S. Borrower” means a Borrower whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

"US GAAP” means generally accepted accounting principles in the United States in effect from time to time, applied on a consistent basis both as to classification of items and amounts.

"U.S. Guarantor” means a Guarantor whose jurisdiction of organisation is a state of the United States of America or the District of Columbia.

"U.S. Obligor” means any U.S. Borrower or U.S. Guarantor.

"U.S. Tax” means any federal, state, local income, gross receipts, license, premium, windfall profits, customs duties, capital stock, franchise, profits, withholding, social security (or similar), real property, personal property, sales, use, registration, value added, alternative or add-on minimum, estimated or other tax of any kind whatsoever, imposed by the United States, including any interest, penalty or addition thereto, whether disputed or not.

"Utilisation” means a utilisation of a Facility.

"Utilisation Date” means the date of a Utilisation, being the date on which the relevant Loan is to be made.

"Utilisation Request” means a notice substantially in the form set out in Schedule 3 (Requests).

"VAT” means (i) value added tax as provided for in the Tax Code, in relation to any Russian VAT and (ii) any other tax of a similar nature in any applicable jurisdiction.

"ZAO Citibank” means Citibank ZAO, a Closed Joint Stock Company registered under number 1027700431296, whose registered office is at 8-10 Gasheka st, 125047 Moscow, Russia.

"ZAO Cortec” means ZAO Cortec, a closed joint stock company, organised and existing under the laws of the Russian Federation with principal state registration number 1027739922430, having its registered address at 30/15 Ryazanskiy Prospect, 109428 Moscow, Russia.

1.2	Construction

(a)	Unless a contrary indication appears any reference in this Agreement to:

(i)	the “Agent”, the “Arranger”, any “Finance Party”, any “Lender”, any “Obligor” or any “Party” shall be construed so as to include its successors in title, permitted assigns and permitted transferees;

(ii)	"assets” includes present and future properties, revenues and rights of every description;

(iii)	a “Finance Document” or any other agreement or instrument is a reference to that Finance Document or other agreement or instrument as amended, novated, supplemented, extended, replaced or restated;

(iv)	"indebtedness” includes any obligation (whether incurred as principal or as surety) for the payment or repayment of money, whether present or future, actual or contingent;

(v)	a “person” includes any person, firm, company, corporation, government, state or agency of a state or any association, trust or partnership (whether or not having separate legal personality) of two or more of the foregoing;

(vi)	a “regulation” includes any regulation, rule, official directive and, in relation to the Lenders, any of the foregoing and any request or guideline (whether or not having the force of law but, if not having the force of law, being of a type which banks generally in the relevant jurisdiction are accustomed, expected or required to comply with) of any governmental, intergovernmental or supranational body, agency, department or regulatory, self-regulatory or other authority or organisation;

(vii)	a provision of law is a reference to that provision as amended or re-enacted; and

(viii)	a time of day is a reference to London time.

(b)	Section, Clause and Schedule headings are for ease of reference only.

(c)	Unless a contrary indication appears, a term used in any other Finance Document or in any notice given under or in connection with any Finance Document has the same meaning in that Finance Document or notice as in this Agreement.

(d)	A Default (other than an Event of Default) is “continuing” if it has not been remedied or waived and an Event of Default is “continuing” if it has not been waived.

1.3	Currency Symbols and Definitions
1.4	"$” and “dollars” denote lawful currency of the United States of America. Third party rights

(a)	Unless expressly provided to the contrary in a Finance Document, a person who is not a Party has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this Agreement.

(b)	Notwithstanding any term of any Finance Document, the consent of any person who is not a Party is not required to rescind or vary this Agreement at any time.

SECTION 2
THE FACILITIES

2.	THE FACILITIES

2.1	The Facilities

Subject to the terms of this Agreement, the Lenders make available to:

(a)	the Facility A Borrowers, a dollar term loan facility in an aggregate amount equal to the Total Facility A Commitments; and

(b)	the Borrowers, a dollar term loan facility in an aggregate amount equal to the Total Facility B Commitments.

2.2	Increase of Total Facility B Commitments

Each Facility A Borrower shall repay all Facility A Loans made to it, in full, on the Facility A Repayment Date. Subject to such repayment, the Total Facility B Commitments shall, on the day immediately succeeding the Facility A Repayment Date, be increased by an amount equal to the Total Facility A Commitments, and each Lender’s Facility B Commitment shall be increased by an amount equal to its Facility A Commitment at such time.

2.3	Finance Parties’ rights and obligations

(a)	The obligations of each Finance Party under the Finance Documents are several. Failure by a Finance Party to perform its obligations under the Finance Documents does not affect the obligations of any other Party under the Finance Documents. No Finance Party is responsible for the obligations of any other Finance Party under the Finance Documents.

(b)	The rights of each Finance Party under or in connection with the Finance Documents are separate and independent rights and any debt arising under the Finance Documents to a Finance Party from an Obligor shall be a separate and independent debt.

(c)	A Finance Party may, except as otherwise stated in the Finance Documents, separately enforce its rights under the Finance Documents.

3.	PURPOSE

3.1	Purpose

Each Borrower shall apply all amounts borrowed by it under any Facility towards its general corporate purposes including acquisitions, the payment of dividends and capital expenditures.

3.2	Monitoring

No Finance Party is bound to monitor or verify the application of any amount borrowed pursuant to this Agreement.

4.	CONDITIONS OF UTILISATION

4.1	Initial conditions precedent

No Borrower may deliver a Utilisation Request unless the Agent has received all of the documents and other evidence listed in Part I of Schedule 2 (Conditions precedent) in form and substance satisfactory to the Agent. The Agent shall notify the Company and the Lenders promptly upon being so satisfied.

4.2	Further conditions precedent

The Lenders will only be obliged to comply with Clause 5.4 (Lenders’ participation) if on the date of the Utilisation Request and on the proposed Utilisation Date:

(a)	no Default is continuing or would result from the proposed Loan; and

(b)	the Repeating Representations to be made by each Obligor are true in all material respects; and

(c)	in the case of a proposed Utilisation by the Russian Obligor:

(i)	the Loan Passport has been opened and is being maintained within the Account Bank; and

(ii)	the Account Bank has confirmed to the Agent that the Russian Obligor has given instructions satisfactory to the Account Bank, or has otherwise made appropriate arrangements, for compliance with any Special Account Requirements relating to each Utilisation.

4.3	Maximum number of Loans

A Borrower may not deliver a Utilisation Request if as a result of the proposed Utilisation:

(a)	two or more Facility A Loans would be outstanding; and

(b)	eleven or more Facility B Loans would be outstanding.

SECTION 3
UTILISATION

5.	UTILISATION

5.1	Delivery of a Utilisation Request

A Borrower may utilise a Facility by delivery to the Agent of a duly completed Utilisation Request not later than the Specified Time.

5.2	Completion of a Utilisation Request

(a)	Each Utilisation Request is irrevocable and will not be regarded as having been duly completed unless:

(i)	it identifies the Facility to be utilised;

(ii)	the proposed Utilisation Date is a Business Day within the Availability Period applicable to that Facility ;

(iii)	the currency and amount of the Utilisation comply with Clause 5.3 (Currency and amount);

(iv)	the proposed Interest Period complies with Clause 9 (Interest Periods); and

(v)	in the case of the Russian Obligor the account to which the proceeds of the Utilisation are to be credited is held with the Account Bank.

(b)	Only one Loan may be requested in each Utilisation Request.

5.3	Currency and amount

(a)	The currency specified in a Utilisation Request must be dollars.

(b)	The amount of the proposed Loan must be an amount which is not more than the relevant Available Facility and which is a minimum of US$10,000,000 (ten million dollars) and an integral multiple of US$5,000,000 (five million dollars) or if less, the Available Facility.

5.4	Lenders’ participation

(a)	If the conditions set out in this Agreement have been met, each Lender shall make its participation in each Loan available by the Utilisation Date through its Facility Office.

(b)	The amount of each Lender’s participation in each Loan will be equal to the proportion borne by its relevant Available Commitment to the relevant Available Facility immediately prior to making the Loan.

(c)	The Agent shall notify each Lender of the amount of each Loan and the amount of its participation in that Loan, in each case by the Specified Time.

SECTION 4
REPAYMENT, PREPAYMENT AND CANCELLATION

6.	REPAYMENT

6.1	Repayment of Facility A Loans

Each Facility A Borrower shall repay the aggregate Facility A Loans made to it in full on the Facility A Repayment Date.

6.2	Repayment of Facility B Loans

(a)	Each Borrower shall repay the Facility B Loans made to it in instalments by repaying on each Facility B Repayment Date an amount which reduces the amount of the outstanding Facility B Loans by an amount equal to the relevant percentage of all the Facility B Loans borrowed by the Borrowers as at the close of business in London on the last day of the Availability Period for Facility B as set out in the table below:

Facility B Repayment Date	Repayment Percentage

The date falling the specified number of Months after the date of this Agreement:
24 Months	7.69
27 Months	7.69
30 Months	7.69
33 Months	7.69
36 Months	7.69
39 Months	7.69
42 Months	7.69
45 Months	7.69
48 Months	7.69
51 Months	7.69
54 Months	7.69
57 Months	7.69
60 Months	7.72

(b)	If, in relation to a Facility B Repayment Date, the aggregate amount of the Facility B Loans made to the Borrowers exceeds the Facility B Repayment Instalment to be repaid by the Borrowers, the Company may, if it gives the Agent not less than five Business Days’ prior notice, select which of those Facility B Loans will be wholly or partially repaid so that the Facility B Repayment Instalment is repaid on the relevant Facility B Repayment Date in full. The Company may not make a selection if as a result more than one Facility B Loan will be partially repaid.

(c)	If the Company fails to deliver a notice to the Agent in accordance with paragraph (b) above, the Agent shall select the Facility B Loans to be wholly or partially repaid.

6.3	Reborrowing

No Borrower may reborrow any part of the Facility which is repaid except as provided in Clause 2.2 (Increase of Total Facility B Commitments).

7.	PREPAYMENT AND CANCELLATION

7.1	Illegality

If, at any time, it is or will become unlawful in any applicable jurisdiction for a Lender to perform any of its obligations as contemplated by this Agreement or to fund or maintain its participation in any Loan:

(a)	that Lender shall promptly notify the Agent upon becoming aware of that event;

(b)	upon the Agent notifying the Company, the Commitment of that Lender will be immediately cancelled; and

(c)	each Borrower shall repay that Lender’s participation in the Loans made to that Borrower on the last day of the Interest Period for each Loan occurring after the Agent has notified the Company or, if earlier, the date specified by the Lender in the notice delivered to the Agent (being no earlier than the last day of any applicable grace period permitted by law).

7.2	Change of control

(a)	If any person or group of persons acting in concert (other than a Designated Person) gains control of the Company:

(i)	the Company shall promptly notify the Agent upon becoming aware of that event;

(ii)	a Lender shall not be obliged to fund a Utilisation;

(iii)	if a Lender so requires and notifies the Agent within sixty days of the Company notifying the Agent of the event, the Agent shall, by not less than five days notice to the Company, cancel the Commitment of that Lender and declare the participation of that Lender in all outstanding Loans, together with accrued interest and all other amounts accrued under the Finance Documents immediately due and payable, whereupon the Commitment of that Lender will be cancelled and all such outstanding amounts will become immediately due and payable.

(b)	For the purpose of paragraph (a) above “control” means:

(i)	the power (whether by way of ownership of shares, proxy, contract, agency or otherwise) to:

(A)	cast, or control the casting of, more than one-half of the maximum number of votes that might be cast at a general meeting of the Company; or

(B)	appoint or remove all, or the majority, of the directors or other equivalent officers of the Company; or

(C)	give directions with respect to the operating and financial policies of the Company which the directors or other equivalent officers of the Company are obliged to comply with; or

(ii)	the holding (whether directly or indirectly) of more than one-half of the issued share capital of the Company (excluding any part of that issued share capital that carries no right to participate beyond a specified amount in a distribution of either profits or capital).

(c)	For the purpose of paragraph (a) above “acting in concert” means, a group of persons who, pursuant to an agreement or understanding (whether formal or informal), actively co-operate, through the acquisition by any of them, either directly or indirectly, of shares in the Company, to obtain or consolidate control of the Company.

7.3	Voluntary cancellation

The Company may, if it gives the Agent not less than ten Business Days (or such shorter period as the Majority Lenders may agree) prior notice, cancel the whole or any part (being a minimum amount of US$10,000,000 (ten million dollars) and an integral multiple of US$5,000,000 (five million dollars)) of an Available Facility. Any cancellation under this Clause 7.3 in respect of either Facility shall reduce the Commitments of the Lenders rateably under that Facility.

7.4	Automatic cancellation

At the close of business on the last day of the Availability Period of each Facility, the Available Commitment of each Lender in respect of that Facility shall be (if it has not already been) immediately cancelled and reduced to zero.

7.5	Voluntary prepayment of Loans

(a)	A Borrower to which a Loan has been made may, if it gives the Agent not less than ten Business Days’ (or such shorter period as the Majority Lenders may agree) prior notice, prepay on the last day of the Interest Period relating thereto, the whole or any part of any Loan (but, if in part, being an amount that reduces the amount of the Loan by a minimum amount of US$10,000,000 (ten million dollars) and an integral multiple of US$5,000,000 (five million dollars)).

(b)	Any prepayment under this Clause 7.5 shall satisfy the obligations under Clause 6.2 (Repayment of Facility B Loans) in inverse chronological order.

7.6	Right of repayment and cancellation in relation to a single Lender

(a)	If:

(i)	any sum payable to any Lender by an Obligor is required to be increased under paragraph (c) of Clause 12.2 (Tax gross-up); or

(ii)	any Lender claims indemnification from the Company under Clause 12.3 (Tax indemnity) or Clause 13.1 (Increased costs); or

(iii)	any Lender notifies the Agent of its Additional Cost Rate under paragraph 3 of Schedule 4 (Mandatory Cost formulae),

the Company may, whilst (in the case of paragraphs (i) and (ii) above) the circumstance giving rise to the requirement or indemnification continues or (in the case of paragraph (iii) above) that Additional Cost Rate is greater than zero, give the Agent notice of cancellation of the Commitment of that Lender and its intention to procure the repayment of that Lender’s participation in the Loans.

(b)	On receipt of a notice of cancellation referred to in paragraph (a) above, the Commitment of that Lender shall immediately be reduced to zero.

(c)	On the last day of each Interest Period which ends after the Company has given notice of cancellation under paragraph (a) above (or, if earlier, the date specified by the Company in that notice), each Borrower to which a Loan is outstanding shall repay that Lender’s participation in that Loan.

7.7	Restrictions

(a)	Any notice of cancellation or prepayment given by any Party under this Clause 7 shall be irrevocable and, unless a contrary indication appears in this Agreement, shall specify the date or dates upon which the relevant cancellation or prepayment is to be made and the amount of that cancellation or prepayment.

(b)	Any prepayment under this Agreement and, for the avoidance of doubt, any repayment under this Clause 7 (Prepayment and Cancellation), shall be made together with accrued interest on the amount prepaid and, subject to any Break Costs, without premium or penalty.

(c)	Each Russian Obligor shall:

(i)	in the case of a voluntary prepayment under Clause 7.5 (Voluntary prepayment of Loans), together with the notice of prepayment; and

(ii)	in the case of any other prepayment under this Clause 7 (Prepayment and Cancellation), no later than at the time of prepayment,

deliver to the Agent satisfactory evidence that the Russian Obligor has provided to the Account Bank all necessary documents required for registering such prepayment under the Loan Passport, and has complied with any Special Account Requirements relating to such prepayment.

(d)	No Borrower may reborrow any part of the Facility which is prepaid except as provided in Clause 2.2 (Increase of Total Facility B Commitments).

(e)	The Borrowers shall not repay or prepay all or any part of the Loans or cancel all or any part of the Commitments except at the times and in the manner expressly provided for in this Agreement.

(f)	No amount of the Total Commitments cancelled under this Agreement may be subsequently reinstated.

(g)	If the Agent receives a notice under this Clause 7 it shall promptly forward a copy of that notice to either the Company or the affected Lender, as appropriate.

SECTION 5
COSTS OF UTILISATION

8.	INTEREST

8.1	Calculation of interest

The rate of interest on each Loan for each Interest Period is the percentage rate per annum which is the aggregate of the applicable:

(a)	Margin;

(b)	LIBOR; and

(c)	Mandatory Cost, if any.

8.2	Payment of interest

The Borrower to which a Loan has been made shall pay accrued interest on that Loan on the last day of each Interest Period (and, if the Interest Period is longer than six Months, on the dates falling at six Monthly intervals after the first day of the Interest Period).

8.3	Default interest

(a)	If an Obligor fails to pay any amount payable by it under a Finance Document on its due date, interest shall accrue on the overdue amount from the due date up to the date of actual payment (both before and after judgment) at a rate which, subject to paragraph (b) below, is two per cent higher than the rate which would have been payable if the overdue amount had, during the period of non-payment, constituted a Loan in the currency of the overdue amount for successive Interest Periods, each of a duration selected by the Agent (acting reasonably). Any interest accruing under this Clause 8.3 shall be promptly payable by the Obligor on demand by the Agent.

(b)	If any overdue amount consists of all or part of a Loan which became due on a day which was not the last day of an Interest Period relating to that Loan:

(i)	the first Interest Period for that overdue amount shall have a duration equal to the unexpired portion of the current Interest Period relating to that Loan; and

(ii)	the rate of interest applying to the overdue amount during that first Interest Period shall be two per cent higher than the rate which would have applied if the overdue amount had not become due.

(c)	Default interest (if unpaid) arising on an overdue amount will be compounded with the overdue amount at the end of each Interest Period applicable to that overdue amount but will remain promptly due and payable.

8.4	Notification of rates of interest

The Agent shall promptly notify the Lenders and the relevant Borrower of the determination of a rate of interest under this Agreement.

9.	INTEREST PERIODS

9.1	Interest Periods

(a)	The first two Interest Periods for each Facility A Loan will have a duration of one month each. Thereafter each Facility A Loan will have an Interest Period of two weeks.

(b)	Each Facility B Loan will have an Interest Period of three Months or any other period agreed between the Company and the Agent (acting on the instructions of all the Lenders). Following the last day of the Availability Period applicable to Facility B, each Borrower shall select an Interest Period of less than three Months, if necessary, to ensure that all Facility B Loans have an Interest Period ending on the first Facility B Repayment Date which falls after the date of such selection.

(c)	The Interest Period for a Facility A Loan shall not extend beyond the Facility A Repayment Date, and the Interest Period for a Facility B Loan shall not extend beyond the Termination Date.

(d)	Each Interest Period for a Loan shall start on the Utilisation Date or (if already made) on the last day of its preceding Interest Period.

9.2	Changes to Interest Periods

(a)	Prior to determining the interest rate for a Facility B Loan, the Agent (acting in consultation with the Company) may shorten an Interest Period for any Facility B Loan to ensure there are sufficient Loans (with an aggregate amount equal to or greater than the Facility B Repayment Instalment) which have an Interest Period ending on a Facility B Repayment Date for the Borrowers to make the Facility B Repayment Instalment due on that date.

(b)	If the Agent makes any change to an Interest Period referred to in this Clause 9.2, it shall promptly notify the Company and the Lenders.

9.3	Non-Business Days

If an Interest Period would otherwise end on a day which is not a Business Day, that Interest Period will instead end on the next Business Day in that calendar month (if there is one) or the preceding Business Day (if there is not).

9.4	Consolidation of Loans

If two or more Interest Periods:

(a)	end on the same date;

(b)	are made to the same Borrower; and

(c)	relate to the same Facility,

those Loans will be consolidated into, and treated as, a single Loan on the last day of the Interest Period.

10.	CHANGES TO THE CALCULATION OF INTEREST

10.1	Absence of quotations

Subject to Clause 10.2 (Market disruption), if LIBOR is to be determined by reference to the Reference Banks but a Reference Bank does not supply a quotation by the Specified Time on the Quotation Day, the applicable LIBOR shall be determined on the basis of the quotations of the remaining Reference Banks.

10.2	Market disruption

(a)	If a Market Disruption Event occurs in relation to a Loan for any Interest Period, then the rate of interest on each Lender’s share of that Loan for the Interest Period shall be the percentage rate per annum which is the sum of:

(i)	the Margin;

(ii)	the rate notified to the Agent by that Lender as soon as practicable and in any event before interest is due to be paid in respect of that Interest Period, to be that which expresses as a percentage rate per annum the cost to that Lender of funding its participation in that Loan from whatever source it may reasonably select; and

(iii)	the Mandatory Cost, if any, applicable to that Lender’s participation in the Loan.

(b)	In this Agreement “Market Disruption Event” means:

(i)	at or about noon on the Quotation Day for the relevant Interest Period the Screen Rate is not available and none or only one of the Reference Banks supplies a rate to the Agent to determine LIBOR for dollars and the relevant Interest Period; or

(ii)	before close of business in London on the Quotation Day for the relevant Interest Period, the Agent receives notifications from a Lender or Lenders (whose participations in a Loan exceed 50 per cent of that Loan) that the cost to it of obtaining matching deposits in the Relevant Interbank Market would be in excess of LIBOR.

10.3	Alternative basis of interest or funding

(a)	If a Market Disruption Event occurs and the Agent or the Company so requires, the Agent and the Company shall enter into negotiations (for a period of not more than thirty days) with a view to agreeing a substitute basis for determining the rate of interest.

(b)	Any alternative basis agreed pursuant to paragraph (a) above shall, with the prior consent of all the Lenders and the Company, be binding on all Parties.

10.4	Break Costs

Each Borrower shall, within five Business Days of demand by a Finance Party accompanied with a certificate confirming the amount of its Break Costs (giving the calculations thereof in reasonable detail) for any Interest Period in which they accrue, pay to that Finance Party its Break Costs attributable to all or any part of a Loan or Unpaid Sum being paid by that Borrower on a day other than the last day of an Interest Period for that Loan or Unpaid Sum. This provision shall not apply to any payment made by a Borrower in accordance with the provisions of Clause 7.1 (Illegality) or paragraph (a)(ii) of Clause 7.6 (Right of repayment and cancellation in relation to a single Lender).

11.	FEES

11.1	Commitment fee

(a)	Subject to paragraph (b) below, the Company shall pay to the Agent (for the account of each Lender) a fee in dollars computed at the rate of 0.675 per cent. per annum on (i) that Lender’s Available Commitment in respect of Facility A for the Availability Period applicable to Facility A and (ii) that Lender’s Available Commitment in respect of Facility B for the Availability Period applicable to Facility B.

(b)	From and including the date of this Agreement until the date falling 12 Months after the date of this Agreement, the fee payable by the Company pursuant to paragraph (a) above shall be reduced to 0.50 per cent. per annum if and for so long as the aggregate amount of the Available Commitments in respect of Facility A and Facility B is less than 50 per cent. of the Total Commitment.

(c)	The accrued commitment fee is payable on the last day of each successive period of three Months which ends during the relevant Availability Period, on the last day of the relevant Availability Period and, if cancelled in full, on the cancelled amount of the relevant Lender’s Commitment at the time the cancellation is effective.

11.2	Arrangement fee

The Obligors shall pay to the Arranger an arrangement fee in the amount and at the times agreed in a Fee Letter.

11.3	Agency fee

The Obligors shall pay to the Agent (for its own account) an agency fee in the amount and at the times agreed in a Fee Letter.

SECTION 6
ADDITIONAL PAYMENT OBLIGATIONS

12.	TAX GROSS UP AND INDEMNITIES

12.1	Definitions

(a)	In this Agreement:

"Protected Party” means a Finance Party which is or will be subject to any liability, or required to make any payment, for or on account of Tax in relation to a sum received or receivable (or any sum deemed for the purposes of Tax to be received or receivable) under a Finance Document.

"Qualifying Lender” means a Lender which is beneficially entitled to interest payable to that Lender in respect of a Loan and is:

(i)	with respect to a payment made by a U.S. Obligor or otherwise treated under the Code as United States source interest, a Lender which is:

(A)	a “United States person” within the meaning of Section 7701(a)(30) of the Code, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-9 (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its status as a “United States person”; or

(B)	a Treaty Lender with respect to the United States of America, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying its entitlement to receive such payments without any such deduction or withholding under a double taxation treaty; or

(C)	entitled to receive payments under the Finance Documents without deduction or withholding of any United States federal income Taxes either as a result of such payments being effectively connected with the conduct by such Lender of a trade or business within the United States or under the portfolio interest exemption, provided such Lender timely has delivered to the Agent for transmission to the Obligor making such payment two original copies of either (1) IRS Form W-8ECI (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) certifying that the payments made pursuant to the Finance Documents are effectively connected with the conduct by that Lender of a trade or business within the United States or (2) IRS Form W-8BEN (or any successor form) either directly or under cover of IRS Form W-8IMY (or any successor form) claiming exemption from withholding in respect of payments made pursuant to the Finance Documents under the portfolio interest exemption and a statement certifying that such Lender is not a person described in Section 871(h)(3)(B) or Section 881(c)(3) of the Code or (3) such other applicable form prescribed by the IRS certifying as to such Lender’s entitlement to exemption from United States withholding tax with respect to all payments to be made to such Lender under the Finance Documents.

For purposes of this paragraph (i), in the case of a Lender that is not treated as the beneficial owner of the payment (or a portion thereof) under Chapter 3 and related provisions (including Sections 871, 881, 3406, 6041, 6045 and 6049) of the Code, the term “Lender” shall mean the person who is so treated as the beneficial owner of the payment (or portion thereof); or

(ii)	with respect to a payment made by a Russian Obligor,

(A)	a company resident in the Russian Federation for Russian Federation tax purposes; or

(B)	a partnership each member of which is a company resident in the Russian Federation for Russian Federation tax purposes; or

(C)	a company not so resident in the Russian Federation which carries on a trade in the Russian Federation through a branch or agency or any other subdivision and for which interest payable in respect of that Loan must be taken into account in computing its chargeable profits in the Russian Federation (within the meaning given by Article 307 of the Tax Code); or

(D)	a Treaty Lender with respect to the Russian Federation.

"Tax Credit” means a credit against, relief or remission for, or repayment of any Tax.

"Tax Deduction” means a deduction or withholding for or on account of Tax from a payment under a Finance Document.

"Tax Payment” means either the increase in a payment made by an Obligor to a Finance Party under Clause 12.2 (Tax gross-up) or a payment under Clause 12.3 (Tax indemnity).

"Treaty Lender” means a Lender which:

(i)	is treated as a resident of a Treaty State for the purposes of the Treaty; and

(ii)	does not carry on a business in the jurisdiction of incorporation of the respective Borrower trough a permanent establishment with which that Lender’s participation in the Loan is effectively connected.

"Treaty State” means a jurisdiction having a double taxation agreement (a “Treaty”) with the jurisdiction of incorporation of the relevant Borrower which makes provision for full exemption from tax imposed by the jurisdiction of incorporation of the relevant Borrower on interest (subject to the completion of any necessary procedural formalities)

(b)	Unless a contrary indication appears, in this Clause 12 a reference to “determines” or “determined” means a determination made in the absolute discretion of the person making the determination.

12.2	Tax gross-up

(a)	Each Obligor shall make all payments to be made by it without any Tax Deduction, unless a Tax Deduction is required by law.

(b)	The Company shall promptly upon becoming aware that an Obligor must make a Tax Deduction (or that there is any change in the rate or the basis of a Tax Deduction) notify the Agent accordingly. Similarly, a Lender shall notify the Agent on becoming so aware in respect of a payment payable to that Lender. If the Agent receives such notification from a Lender it shall notify the Company and that Obligor.

(c)	If a Tax Deduction is required by law to be made by an Obligor, the amount of the payment due from that Obligor shall be increased to an amount which (after making any Tax Deduction) leaves an amount equal to the payment which would have been due if no Tax Deduction had been required.

(d)	An Obligor is not required to make an increased payment to a Lender under paragraph (c) above for a Tax Deduction in respect of tax imposed by the Russian Federation or in respect of U.S. Tax from a payment of interest on a Loan, if on the date on which the payment falls due:

(i)	the payment could have been made to the relevant Lender without a Tax Deduction if it was a Qualifying Lender, but on that date that Lender is not or has ceased to be a Qualifying Lender other than as a result of any change after the date it became a Lender under this Agreement in (or in the interpretation, administration, or application of) any law or Treaty, or any published practice or concession of any relevant taxing authority; or

(ii)	the relevant Lender is a Treaty Lender and the Obligor making the payment is able to demonstrate that the payment could have been made to the Lender without the Tax Deduction had that Lender complied with its obligations under paragraph (g) below.

(e)	If an Obligor is required to make a Tax Deduction, that Obligor shall make that Tax Deduction and any payment required in connection with that Tax Deduction within the time allowed and in the minimum amount required by law.

(f)	Within thirty days of making either a Tax Deduction or any payment required in connection with that Tax Deduction, the Obligor making that Tax Deduction shall deliver to the Agent for the Finance Party entitled to the payment evidence reasonably satisfactory to that Finance Party that the Tax Deduction has been made or (as applicable) any appropriate payment paid to the relevant taxing authority.

(g)	A Treaty Lender and each Obligor which makes a payment to which that Treaty Lender is entitled shall co-operate in completing any procedural formalities necessary for that Obligor to obtain authorisation to make that payment without a Tax Deduction.

12.3	Tax indemnity

(a)	The Company shall (within five Business Days of demand by the Agent) pay to a Protected Party an amount equal to the loss, liability or cost which that Protected Party has (directly or indirectly) suffered or will (directly or indirectly) suffer for or on account of Tax by that Protected Party in respect of a Finance Document or the transactions occurring under such Finance Document.

(b)	Paragraph (a) above shall not apply:

(i)	with respect to any Tax assessed on a Finance Party:

(A)	under the law of the jurisdiction in which that Finance Party is incorporated or, if different, the jurisdiction (or jurisdictions) in which that Finance Party is treated as resident for tax purposes; or

(B)	under the law of the jurisdiction in which that Finance Party’s Facility Office is located in respect of amounts received or receivable in that jurisdiction,

if that Tax is imposed on or calculated by reference to the net income received or receivable (but not any sum deemed to be received or receivable) by that Finance Party; or

(ii)	to the extent a loss, liability or cost is compensated for by an increased payment under Clause 12.2 (Tax gross-up).

(iii)	A Protected Party making, or intending to make a claim under paragraph (a) above shall promptly notify the Agent of the event which will give, or has given, rise to the claim, following which the Agent shall notify the Company.

(c)	A Protected Party shall, on receiving a payment from an Obligor under this Clause 12.3, notify the Agent.

12.4	Tax Credit

If an Obligor makes a Tax Payment and the relevant Finance Party determines that:

(a)	a Tax Credit is attributable either to an increased payment of which that Tax Payment forms part, or to that Tax Payment; and

(b)	that Finance Party has obtained, utilised and retained that Tax Credit,

the Finance Party shall pay an amount to the Obligor which that Finance Party determines (providing reasonable evidence of how that determination is reached) will leave it (after that payment) in the same after-Tax position as it would have been in had the Tax Payment not been required to be made by the Obligor.

12.5	Stamp taxes

The Company shall pay and, within five Business Days of demand, indemnify each Finance Party against any cost and direct loss or liability that Finance Party incurs in relation to all stamp duty, registration, excise and other similar Taxes payable in respect of any Finance Document or the transactions occurring under any of them.

12.6	Value added tax

(a)	All amounts set out, or expressed to be payable under a Finance Document by any Party to a Finance Party which (in whole or in part) constitute the consideration for VAT purposes shall be deemed to be exclusive of any VAT which is chargeable on such supply , and accordingly, subject to paragraph (c) below, if VAT is chargeable on any supply made by any Finance Party to any Party under a Finance Document, that Party shall pay to the Finance Party (in addition to and at the same time as paying the consideration) an amount equal to the amount of the VAT (and such Finance Party shall promptly provide an appropriate VAT invoice to such Party).

(b)	If VAT is chargeable on any supply made by any Finance Party (the “Supplier”) to any other Finance Party (the “Recipient”) under a Finance Document, and any Party (the “Relevant Party”) is required by the terms of any Finance Document to pay an amount equal to the consideration for such supply to the Supplier (rather than being required to reimburse the recipient in respect of that consideration), such Party shall also pay to the Supplier (in addition to and at the same time as paying such amount) an amount equal to the amount of such VAT. The Recipient will promptly pay to the Relevant Party an amount equal to any credit or repayment from the relevant tax authority which it reasonably determines relates to the VAT chargeable on that supply.

(c)	Where a Finance Document requires any Party to reimburse a Finance Party for any costs or expenses, that Party shall also at the same time pay and indemnify the Finance Party against all VAT incurred by the Finance Party in respect of the costs or expenses to the extent that the Finance Party reasonably determines that neither it nor any other member of any group of which it is a member for VAT purposes is entitled to credit or repayment from the relevant tax authority in respect of the VAT.

12.7	Tax Certificate

Each Borrower may request (if necessary), in writing to the Agent, a Tax Certificate from a Finance Party and such Finance Party will provide a Tax Certificate from the relevant tax authorities to the extent such Tax Certificate is produced by such authorities. To the extent the Agent receives Tax Certificates from Finance Parties, upon receipt of the same it will provide such Tax Certificates to the relevant Borrower. All costs associated with the production of the Tax Certificates shall be borne by that Borrower and it shall, immediately on demand, reimburse the Agent (for the account of the Finance Parties) for all such costs.

12.8	Survival of obligations

Without prejudice to the survival of any other section of this Agreement, the agreements and obligations of each Obligor and each Finance Party contained in this Clause 12 shall survive the payment in full by the Obligors of all obligations under this Agreement and the termination of this Agreement until such time that such Finance Party would no longer be subject to any tax claim (except if such tax claim is due to the negligence of the relevant Finance Party) by any tax authority in respect of any payment received by the Finance Parties under this Agreement.

13.	INCREASED COSTS

13.1	Increased costs

(a)	Subject to Clause 13.3 (Exceptions) the Company shall, within five Business Days of a demand by the Agent, pay for the account of a Finance Party the amount of any Increased Costs incurred by that Finance Party or any of its Affiliates as a result of (i) the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation or (ii) compliance with any law or regulation made after the date of this Agreement.

(b)	In this Agreement “Increased Costs” means:

(i)	a reduction in the rate of return from a Facility or on a Finance Party’s (or its Affiliate’s) overall capital;

(ii)	an additional or increased cost; or

(iii)	a reduction of any amount due and payable under any Finance Document,

which is incurred or suffered by a Finance Party or any of its Affiliates to the extent that it is attributable to that Finance Party having entered into its Commitment or funding or performing its obligations under any Finance Document.

13.2	Increased cost claims

(a)	A Finance Party intending to make a claim pursuant to Clause 13.1 (Increased costs) shall notify the Agent of the event giving rise to the claim, following which the Agent shall promptly notify the Company.

(b)	Each Finance Party shall, as soon as practicable after a demand by the Agent, provide a certificate confirming the amount of its Increased Costs and including the details of computation of such Increased Costs.

13.3	Exceptions

(a)	Clause 13.1 (Increased costs) does not apply to the extent any Increased Cost is:

(i)	attributable to a Tax Deduction required by law to be made by an Obligor;

(ii)	compensated for by Clause 12.3 (Tax indemnity) (or would have been compensated for under Clause 12.3 (Tax indemnity) but was not so compensated solely because any of the exclusions in paragraph (b) of Clause 12.3 (Tax indemnity) applied);

(iii)	compensated for by the payment of the Mandatory Cost; or

(iv)	attributable to the wilful breach by the relevant Finance Party or its Affiliates of any law or regulation.

(b)	In this Clause 13.3, a reference to a “Tax Deduction” has the same meaning given to the term in Clause 12.1 (Definitions).

14.	OTHER INDEMNITIES

14.1	Currency indemnity

(a)	If any sum due from an Obligor under the Finance Documents (a “Sum”), or any order, judgment or award given or made in relation to a Sum, has to be converted from the currency (the “First Currency”) in which that Sum is payable into another currency (the “Second Currency”) for the purpose of:

(i)	making or filing a claim or proof against that Obligor;

(ii)	obtaining or enforcing an order, judgment or award in relation to any litigation or arbitration proceedings,

that Obligor shall as an independent obligation, within five Business Days of demand, indemnify each Finance Party to whom that Sum is due against any cost, direct loss or liability arising out of or as a result of the conversion (done acting in good faith) including any discrepancy between (A) the rate of exchange used to convert that Sum from the First Currency into the Second Currency and (B) the rate or rates of exchange available to that person at the time of its receipt of that Sum.

(b)	Each Obligor waives any right it may have in any jurisdiction to pay any amount under the Finance Documents in a currency or currency unit other than that in which it is expressed to be payable.

14.2	Other indemnities

The Company shall (or shall procure that an Obligor will), within five Business Days of demand, indemnify each Finance Party against any cost, direct loss or liability incurred (acting in good faith) by that Finance Party as a result of:

(a)	the occurrence of any Event of Default;

(b)	a failure by an Obligor to pay any amount due under a Finance Document on its due date (subject to any grace period applicable thereto), including without limitation, any cost and direct loss or liability arising as a result of Clause 27 (Sharing among the Finance Parties);

(c)	funding, or making arrangements to fund, its participation in a Loan requested by a Borrower in a Utilisation Request but not made by reason of the operation of any one or more of the provisions of this Agreement (other than by reason of default or negligence by that Finance Party alone);

(d)	the operation of the Currency Law in relation to any payments made or received under the Finance Documents; or

(e)	a Loan (or part of a Loan) not being prepaid in accordance with a notice of prepayment given by a Borrower or the Company.

14.3	Indemnity to the Agent

The Company shall promptly indemnify the Agent against any cost and direct loss or liability incurred by the Agent (acting reasonably) as a result of:

(a)	investigating any event which it reasonably believes is a Default; or

(b)	acting or relying on any notice, request or instruction which it reasonably believes to be genuine, correct and appropriately authorised.

14.4	Waiver of consequential damages

In no event shall any Finance Party be liable on any theory of liability for any special, indirect, consequential or punitive damages and the Company hereby waives, releases and agrees (for itself and on behalf of the members of the Group) not to sue upon any such claim for any such damages, whether or not accrued and whether or not known or suspected to exist in its favour.

15.	MITIGATION BY THE LENDERS

15.1	Mitigation

(a)	Each Finance Party shall, in consultation with the Company, take all reasonable steps to mitigate any circumstances which arise and which would result in any amount becoming payable under or pursuant to, or cancelled pursuant to, any of Clause 7.1 (Illegality), Clause 12 (Tax gross-up and indemnities), Clause 13 (Increased costs) or paragraph 3 of Schedule 4 (Mandatory Cost formulae) including (but not limited to) transferring its rights and obligations under the Finance Documents to another Affiliate or Facility Office.

(b)	Paragraph (a) above does not in any way limit the obligations of any Obligor under the Finance Documents.

15.2	Limitation of liability

(a)	The Company shall indemnify each Finance Party for all costs and expenses reasonably incurred by that Finance Party as a result of steps taken by it under Clause 15.1 (Mitigation).

(b)	A Finance Party is not obliged to take any steps under Clause 15.1 (Mitigation) if, in the opinion of that Finance Party (acting reasonably), to do so could reasonably be expected to be prejudicial to it.

16.	COSTS AND EXPENSES

16.1	Transaction expenses

The Company shall promptly on demand pay the Agent and the Arranger the amount (not exceeding in aggregate US$ 55,000 (fifty five thousand dollars) exclusive of any VAT or any disbursement incurred by the legal advisers to the Finance Parties in respect of the Finance Documents) of all costs and expenses (including legal fees) reasonably incurred by any of them in connection with the negotiation, preparation, printing, execution and syndication of:

(a)	this Agreement and any other documents referred to in this Agreement; and

(b)	any other Finance Documents executed after the date of this Agreement.

16.2	Amendment costs

If (a) an Obligor requests an amendment, waiver or consent or (b) an amendment is required pursuant to Clause 28.9 (Change of currency), the Company shall, within five Business Days of demand, reimburse the Agent for the amount of all costs and expenses (including legal fees) reasonably incurred by the Agent in responding to, evaluating, negotiating or complying with that request or requirement.

16.3	Enforcement costs

The Company shall, within five Business Days of demand, pay to each Finance Party the amount of all costs and expenses (including legal fees) incurred by that Finance Party in connection with the enforcement of, or the preservation of any rights under, any Finance Document.

SECTION 7
GUARANTEE

17.	GUARANTEE AND INDEMNITY

17.1	Guarantee and indemnity

Each Guarantor irrevocably and unconditionally jointly and severally:

(a)	guarantees to each Finance Party punctual performance by each Borrower of all that Borrower’s obligations under the Finance Documents;

(b)	undertakes with each Finance Party that whenever a Borrower does not pay any amount when due under or in connection with any Finance Document, that Guarantor shall immediately on demand pay that amount as if it was the principal obligor; and

(c)	indemnifies each Finance Party immediately on demand against any cost, loss or liability suffered by that Finance Party if any obligation guaranteed by it is or becomes unenforceable, invalid or illegal. The amount of the cost, loss or liability shall be equal to the amount which that Finance Party would otherwise have been entitled to recover, provided always that (without prejudice to any of the other obligations of Sovintel as a Guarantor hereunder) the guarantee of Sovintel shall not, at any time, extend to any of the obligations or liabilities in respect of Facility A.

17.2	Continuing guarantee

This guarantee is a continuing guarantee and will extend to the ultimate balance of sums payable by any Obligor under the Finance Documents, regardless of any intermediate payment or discharge in whole or in part.

17.3	Reinstatement

If any payment by any Obligor or any discharge given by a Finance Party (whether in respect of the obligations of any Obligor or any security for those obligations or otherwise) is avoided or reduced as a result of insolvency or any similar event:

(a)	the liability of each Obligor shall continue as if the payment, discharge, avoidance or reduction had not occurred; and

(b)	each Finance Party shall be entitled to recover the value or amount of that security or payment from each Obligor, as if the payment, discharge, avoidance or reduction had not occurred.

17.4	Waiver of defences

The obligations of each Guarantor under this Clause 17 will not be affected by an act, omission, matter or thing which, but for this Clause, would reduce, release or prejudice any of its obligations under this Clause 17 (without limitation and whether or not known to it or any Finance Party) including:

(a)	any time, waiver or consent granted to, or composition with, any Obligor or other person;

(b)	the release of any other Obligor or any other person under the terms of any composition or arrangement with any creditor of any member of the Group;

(c)	the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, any Obligor or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

(d)	any incapacity or lack of power, authority or legal personality of or dissolution or change in the members or status of an Obligor or any other person;

(e)	any amendment, novation, supplement, extension, restatement (however fundamental and whether or not more onerous) or replacement of a Finance Document or any other document or security including without limitation any change in the purpose of, any extension of or any increase in any facility or the addition of any new facility under any Finance Document or other document;

(f)	any unenforceability, illegality or invalidity of any obligation of any person under any Finance Document or any other document or security; or

(g)	any insolvency or similar proceedings.

17.5	Immediate recourse

Each Guarantor waives any right it may have of first requiring any Finance Party (or any trustee or agent on its behalf) to proceed against or enforce any other rights or security or claim payment from any person before claiming from that Guarantor under this Clause 17. This waiver applies irrespective of any law or any provision of a Finance Document to the contrary.

17.6	Appropriations

Until all amounts payable at any time by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full, each Finance Party (or any trustee or agent on its behalf) may:

(a)	refrain from applying or enforcing any other moneys, security or rights held or received by that Finance Party (or any trustee or agent on its behalf) in respect of those amounts, or apply and enforce the same in such manner and order as it sees fit (whether against those amounts or otherwise) and no Guarantor shall be entitled to the benefit of the same; and

(b)	hold in an interest-bearing suspense account any moneys received from any Guarantor or on account of any Guarantor’s liability under this Clause 17.

17.7	Deferral of Guarantors’ rights

Until all amounts payable at any time by the Obligors under or in connection with the Finance Documents have been irrevocably paid in full and unless the Agent otherwise directs, no Guarantor will exercise any rights which it may have by reason of performance by it of its obligations under the Finance Documents:

(a)	to be indemnified by an Obligor;

(b)	to claim any contribution from any other guarantor of any Obligor’s obligations under the Finance Documents; and/or

(c)	to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under the Finance Documents or of any other guarantee or security taken pursuant to, or in connection with, the Finance Documents by any Finance Party.

17.8	Limitation on U.S. Guarantors

Any term or provision of this Clause 17 or any other term in this Agreement or any Finance Document notwithstanding, the maximum aggregate amount of the obligations for which any U.S. Guarantor shall be liable under this Agreement shall in no event exceed an amount equal to the largest amount that would not render such U.S. Guarantor’s obligations under this Agreement, subject to avoidance under applicable United States federal or state fraudulent conveyance laws.

17.9	Release of Guarantors’ right of contribution

If any Guarantor (a “Retiring Guarantor”) ceases to be a Guarantor in accordance with the terms of the Finance Documents for the purpose of any sale or other disposal of that Retiring Guarantor then on the date such Retiring Guarantor ceases to be a Guarantor:

(a)	that Retiring Guarantor is released by each other Guarantor from any liability (whether past, present or future and whether actual or contingent) to make a contribution to any other Guarantor arising by reason of the performance by any other Guarantor of its obligations under the Finance Documents; and

(b)	each other Guarantor waives any rights it may have by reason of the performance of its obligations under the Finance Documents to take the benefit (in whole or in part and whether by way of subrogation or otherwise) of any rights of the Finance Parties under any Finance Document or of any other security taken pursuant to, or in connection with, any Finance Document where such rights or security are granted by or in relation to the assets of the Retiring Guarantor.

17.10	Additional security

This guarantee is in addition to and is not in any way prejudiced by any other guarantee or security now or subsequently held by any Finance Party.

SECTION 8
REPRESENTATIONS, UNDERTAKINGS AND EVENTS OF DEFAULT

18.	REPRESENTATIONS

Save as otherwise specified, each Obligor makes the representations and warranties set out in this Clause 18 to each Finance Party on the date of this Agreement.

18.1	Status

(a)	It is a corporation, duly incorporated and validly existing under the law of its jurisdiction of incorporation.

(b)	It and each of its Subsidiaries has the power to own its assets and carry on its business as it is being conducted.

18.2	Binding obligations

The obligations expressed to be assumed by it in each Finance Document are, subject to any general principles of law as at the date of this Agreement limiting its obligations which are specifically referred to in any legal opinion delivered pursuant to Clause 4 (Conditions of Utilisation) or Clause 24 (Changes to the Obligors), legal, valid, binding and enforceable obligations.

18.3	Non-conflict with other obligations

The entry into and performance by it of, and the transactions contemplated by, the Finance Documents do not and will not conflict with:

(a)	any law or regulation applicable to it;

(b)	its or any of its Subsidiaries’ constitutional documents; or

(c)	any agreement or instrument binding upon it or any of its Subsidiaries or any of its or any of its Subsidiaries’ assets.

18.4	Power and authority

(a)	It has the power to enter into, perform and deliver, and has taken all necessary action (except for any such action which is not required to be performed prior to entering into the Finance Documents) to authorise its entry into, performance and delivery of, the Finance Documents to which it is a party and the transactions contemplated by those Finance Documents.

(b)	The Russian Obligor further represents, without prejudice to paragraph (a) above, that as at the date of execution of each Finance Document to which it is a party:

(i)	to the best of its knowledge, for the purposes of Article 45 of the Companies Law, each of the participants of the Russian Obligor is interested in the conclusion by the Russian Obligor of such Finance Documents and the transactions contemplated by the same and the Russian Obligor has obtained all necessary corporate approvals and it and its participants have complied with all requirements relating thereto;

(ii)	other than the participants of the Russian Obligor, for the purposes of Article 45 of the Companies Law, there are no persons interested in the conclusion by it of such Finance Documents or any transactions contemplated by the same; and

(iii)	for the purposes of Article 46 of the Companies Law, its entry into and delivery of, and performance of its obligations under, such Finance Documents and transactions constitute a major transaction for it, for which the requisite approval has been duly obtained.

18.5	Validity and admissibility in evidence

All Transaction Authorisations and all other Authorisations required (except for those which are not required to be performed prior to entering into the Finance Documents):

(a)	to enable it lawfully to enter into, exercise its rights and comply with its obligations in the Finance Documents to which it is a party; and

(b)	to make the Finance Documents to which it is a party admissible in evidence in its jurisdiction of incorporation (other than the Russian legal requirements to provide a duly certified translation thereof into Russian),

18.6	have been obtained or effected and are in full force and effect. Governing law and enforcement

(a)	The choice of English law as the governing law of the Finance Documents will be recognised and enforced in its jurisdiction of incorporation subject to the Legal Reservations.

(b)	Any judgment obtained in England in relation to a Finance Document will be recognised and enforced in its jurisdiction of incorporation subject to the Legal Reservations.

18.7	Insolvency — Winding-up

No:

(a)	corporate action, legal proceeding or other procedure or step described in Clause 22.7 (Insolvency Proceedings); or

(b)	creditors’ process described in Clause 22.8 (Creditors’ Process)

has been taken or, to its knowledge, threatened against it (or, in the case of the Company to its knowledge, threatened against any other member of the Group); and none of the circumstances described in Clause 22.6 (Insolvency) applies to it (or, in the case of the Company, to any other member of the Group).

18.8	Good title to assets

It (and, in the case of the Company, each other member of the Group) has a good and valid title to, or valid leases or licenses of, and all necessary Authorisations (including the Transaction Authorisations) have been obtained or, if not, are pending approval but reasonably expected to be obtained, to use, the assets necessary to carry on its business as presently conducted, the absence or the non acquisition of which might reasonably be expected to result in a Material Adverse Effect.

18.9	Deduction of Tax

It is not required to make any deduction for or on account of Tax from any payment it may make under any Finance Document provided that, in the case of a payment of interest on any Loan, any Lender to which any such payment is made is a Qualifying Lender.

18.10	No default

(a)	No Default is continuing or might reasonably be expected to result from the making of any Utilisation.

(b)	To its knowledge, no other event or circumstance is outstanding which constitutes a default under any other agreement or instrument which is binding on it (or, in the case of the Company, on any other member of the Group) or to which its (or, in the case of the Company, such other member of the Group’s) assets are subject which in each case might reasonably be expected to have a Material Adverse Effect.

18.11	No misleading information

(a)	Any factual information provided by any member of the Group for the purposes of the Information Memorandum was true and accurate in all material respects as at the date it was provided or as at the date (if any) at which it is stated.

(b)	The financial projections contained in the Information Memorandum have been prepared on the basis of recent historical information and on the basis of reasonable assumptions.

(c)	Nothing has (to its knowledge) occurred or been omitted from the Information Memorandum and no information has been given or withheld that results in the information contained in the Information Memorandum being untrue or constitutes a misrepresentation in any material respect.

(d)	All written information (other than the Information Memorandum) supplied to the Finance Parties, in relation to the entering into, the delivery of and the performance of the Finance Documents, by any member of the Group is true, complete and accurate in all material respects as at the date it was given and does not constitute a misrepresentation in any material respect.

18.12	Financial statements

(a)	The Company’s Original Financial Statements were prepared in accordance with US GAAP.

(b)	The Company’s Original Financial Statements fairly represent its financial condition and operations during the relevant financial year.

(c)	There has been no material adverse change in its business or financial condition (or the business or consolidated financial condition of the Group, in the case of the Company) since the date to which the Original Financial Statements were drawn up.

18.13	Pari passu ranking

Its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law applying to companies generally.

18.14	No proceedings pending or threatened

No litigation, arbitration or administrative proceedings of or before any court, arbitral body or agency which, if adversely determined, might reasonably be expected to have a Material Adverse Effect have (to its knowledge) been started or threatened against it or any of its Material Subsidiaries.

18.15	Compliance with laws

It and each member of the Group is conducting its business and operations in compliance with all laws, regulations and Authorisations (including Transaction Authorisations) applicable to it, when failure to do so might reasonably be expected to have a Material Adverse Effect.

18.16	Environmental compliance

It has performed and observed in all material respects all Environmental Law, Environmental Permits and all other material covenants, conditions, restrictions or agreements directly or indirectly concerned with any contamination, pollution or waste or the release or discharge of any toxic or hazardous substance in connection with any real property which is or was at any time owned, leased or occupied by any member of the Group or on which any member of the Group has conducted any activity where failure to do so might reasonably be expected to have a Material Adverse Effect.

18.17	Environmental Claims

No Environmental Claim has been commenced or, to its knowledge, is threatened against it where that claim might reasonably be expected, if determined against that member of the Group, to have a Material Adverse Effect.

18.18	Taxation

(a)	It has duly and punctually paid and discharged all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith, (ii) it has maintained adequate reserves to make a payment for those Taxes and (iii) payment can be lawfully withheld).

(b)	It is not materially overdue in the filing of any Tax returns.

(c)	No material claims are being or are reasonably expected to be asserted against it with respect to Taxes.

(d)	It is resident for Tax purposes only in the jurisdiction of its incorporation.

(e)	In the case of each U.S. Obligor, it has properly filed or caused to be filed (and, where applicable, has been included in) all material U.S. Tax returns, reports and statements (whether federal, state, local or otherwise) applicable to it in all jurisdictions in which such returns, reports and statements are required to be filed. All such U.S. Tax returns are correct and complete in all material respects.

(f)	In the case of each U.S. Obligor, it has paid all material U.S. Taxes due whether or not shown on any tax return, together with applicable interest and penalties, except to the extent such U.S. Taxes are contested in good faith by proper proceedings which stay the imposition of any penalty, fine or lien resulting from the non-payment of such U.S. Taxes and with respect to which adequate reserves have been set aside for the payment of such U.S. Taxes.

18.19	ERISA and Multiemployer Plans

It has not established, nor does it maintain, contribute or have liability with respect to any employee benefit plan that is covered by Title IV of ERISA.

18.20	No Immunity

In any proceedings taken in its jurisdiction of incorporation in relation to this Agreement, it will not be entitled to claim for itself or any of its assets immunity from suit, execution, attachment or other legal process.

18.21	Private and commercial acts

Its execution of the Finance Documents constitutes, and its exercise of its rights and performance of its obligations hereunder will constitute, private and commercial acts done and performed for private and commercial purposes.

18.22	Federal Reserve Regulations

(a)	It is not engaged nor will it engage, principally or as one of its important activities, in the business of purchasing or carrying Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.

(b)	None of the proceeds of the Loans or other extensions of credit under this Agreement will be used, directly or indirectly, for the purpose of buying or carrying any Margin Stock, for the purpose of reducing or retiring any Financial Indebtedness that was originally incurred to buy or carry any Margin Stock or for any other purpose which might cause all or any Loans or other extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation U or Regulation X.

18.23	Investment Companies

Neither it nor any person controlling it or any Subsidiary of it is or is required to be registered as an “investment company” under the U.S. Investment Company Act of 1940 (the “1940 Act”).

18.24	Anti-Terrorism Laws

(a)	To its knowledge, no Obligor nor any Affiliate thereof: (i) is, or is controlled by, a Restricted Party; (ii) has received funds or other property from a Restricted Party; or (iii) is in breach of or is the subject of any action or investigation under any Anti-Terrorism Law.

(b)	It and, to its knowledge, each Affiliate has taken reasonable measures to ensure compliance with the Anti-Terrorism Laws.

18.25	Centre of main interests and establishments

(a)	Each US Obligor represents with respect to itself that it has its “centre of main interests” (as that term is used in Article 3(1) of the Council of the European Union Regulation no. 1346/2000 on Insolvency Proceedings (the “Regulation”)) in the United States, and each Russian Obligor represents with respect to itself that it has its “centre of main interests” in the Russian Federation.

(b)	It has no “establishment” (as that term is used in Article 2(h) of the Regulation) in a jurisdiction other than the United States in the case of each US Obligor and the Russian Federation in the case of each Russian Obligor.

18.26	No Agent

For the purposes of the transaction contemplated by the Finance Documents, it is acting, on its own behalf and not as a trustee or agent on behalf of any third party.

18.27	Repetition

The Repeating Representations are made and repeated by each Obligor (by reference to the facts and circumstances then existing) on:

(a)	the date of each Utilisation Request and the first day of every second Interest Period thereafter; and

(b)	in the case of an Additional Obligor, the day on which that company becomes (or it is proposed that that company becomes) an Additional Obligor.

19.	INFORMATION UNDERTAKINGS

The undertakings in this Clause 19 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

19.1	Financial statements

The Company shall supply to the Agent in sufficient copies for all the Lenders:

(a)	as soon as the same become available, but in any event within 120 days after the end of each of its financial years:

(i)	its audited consolidated financial statements for that financial year;

(ii)	the unconsolidated unaudited financial statements of each Obligor for that financial year prepared for the purposes of preparing US GAAP compliant consolidated financial statements for the Reporting Group;

(b)	as soon as the same become available, but in any event within 90 days after the end of the first half of each of its financial years:

(i)	its consolidated unaudited financial statements for that financial half year; and

(ii)	the unconsolidated unaudited financial statements of each Obligor for that financial half year prepared for the purposes of preparing US GAAP compliant consolidated financial statements for the Reporting Group;

(c)	as soon as the same become available, but in any event within 105 days after the end of each of its financial years, the audited financial statements of each Russian Obligor for that financial year, prepared under the accounting standards of the Russian Federation in accordance with the Directive of the Ministry of Finance of the Russian Federation No. 67 dated 22 July 2003; and

(d)	as soon as the same become available, but in any event within 45 days after the end of the first, second and third financial quarter of each of its financial years, the unaudited financial statements of each Russian Obligor for that financial quarter, prepared under the accounting standards of the Russian Federation in accordance with the Directive of the Ministry of Finance of the Russian Federation No. 67 dated 22 July 2003.

19.2	Compliance Certificate

(a)	The Company shall supply to the Agent, with each set of financial statements delivered pursuant to paragraph (a)(i) or (b)(i) of Clause 19.1 (Financial statements), a Compliance Certificate setting out (in reasonable detail) computations as to compliance with Clause 20 (Financial covenants) as at the date as at which those financial statements were prepared.

(b)	Each Compliance Certificate shall be signed by two authorised senior officers of the Company and, if required to be delivered with the financial statements delivered pursuant to paragraph (a)(i) of Clause 19.1 (Financial statements), shall be reported on by the Company’s auditors in the form agreed by the Company and the Majority Lenders before the date of this Agreement.

19.3	Requirements as to financial statements

(a)	Each set of consolidated financial statements delivered by the Company pursuant to paragraph (a)(i) and (b)(i) of Clause 19.1 (Financial statements) shall be certified by an authorised senior officer of the Company as fairly representing the financial condition of the Reporting Group as at the date as at which those financial statements were drawn up.

(b)	Each set of unconsolidated financial statements provided by the Company pursuant to paragraphs (a)(ii) and (b)(ii) of Clause 19.1 (Financial statements) shall be certified by an authorised senior officer of the relevant company as accurately representing the information that is used or shall be used to prepare the consolidated financial statements of the Reporting Group for the relevant period.

(c)	Each set of financial statements provided by the Company pursuant to paragraph (c) and (d) of Clause 19.1 (Financial Statements) shall be certified by an authorised senior officer of the relevant Russian Obligor and be affixed with that Russian Obligor’s seal.

(d)	Each set of financial statements provided by the Company pursuant to paragraph (c) and (d) of Clause 19.1 (Financial Statements) shall bear, if available, a receipt stamp from the tax inspectorate of the relevant Russian Obligor’s place of tax registration.

(e)	The Company shall procure its financial statements delivered by it pursuant to paragraph (a)(i) and (b)(i) of Clause 19.1 (Financial statements) is prepared using US GAAP, and accounting practices and financial reference periods consistent with those applied in the preparation of its Original Financial Statements unless, in relation to any set of financial statements, it notifies the Agent that there has been a significant change in US GAAP, or the accounting practices or reference periods and the Company shall deliver to the Agent:

(i)	a description of any change necessary for those financial statements to reflect the US GAAP, accounting practices and reference periods upon which its Original Financial Statements were prepared; and

(ii)	sufficient information, in form and substance as may be reasonably required by the Agent (including an opinion from the auditors of the Company), to enable the Lenders to determine whether Clause 20 (Financial covenants) has been complied with and make an accurate comparison between the financial position indicated in those financial statements and the Company’s Original Financial Statements.

(f)	If the Company notifies the Agent of a change in accordance with paragraph (e) above then the Company and Agent shall enter into negotiations in good faith with a view to agreeing:

(i)	whether or not the change might result in any material alteration in the commercial effect of any of the terms of this Agreement; and

(ii)	if so, any amendments to this Agreement which may be necessary to ensure that the change does not result in any material alteration in the commercial effect of those terms,

and if any amendments are agreed they shall take effect and be binding on each of the Parties in accordance with their terms.

Any reference in this Agreement to those financial statements shall be construed as a reference to those financial statements as adjusted to reflect the basis upon which the Original Financial Statements were prepared.

19.4	Information: miscellaneous

The Company shall supply to the Agent (in sufficient copies for all the Lenders, if the Agent so requests):

(a)	all documents dispatched by the Company to its shareholders (or any class of them) or its creditors generally (or any class of them) at the same time as they are dispatched;

(b)	promptly upon becoming aware of them, the details of any litigation, arbitration or administrative proceedings which are current, threatened or pending against any member of the Group, and which might reasonably be expected, if adversely determined, to have a Material Adverse Effect; and

(c)	promptly, such further information regarding the financial condition, business and operations of any member of the Group as any Finance Party (through the Agent) may reasonably request.

19.5	Notification of default

(a)	Each Obligor shall notify the Agent of any Default (and the steps, if any, being taken to remedy it) promptly upon becoming aware of its occurrence (unless that Obligor is aware that a notification has already been provided by another Obligor).

(b)	Promptly upon a request by the Agent, the Company shall supply to the Agent a certificate signed by two of its authorised senior officers on its behalf certifying that no Default is continuing (or if a Default is continuing, specifying the Default and the steps, if any, being taken to remedy it).

19.6	Use of websites

(a)	The Company may satisfy its obligation under this Agreement to deliver any information in relation to those Lenders (the “Website Lenders”) who accept this method of communication by posting this information onto an electronic website designated by the Company and the Agent (the “Designated Website”) if:

(i)	the Agent expressly agrees (after consultation with each of the Lenders) that it will accept communication of the information by this method;

(ii)	both the Company and the Agent are aware of the address of and any relevant password specifications for the Designated Website; and

(iii)	the information is in a format previously agreed between the Company and the Agent.

If any Lender (a “Paper Form Lender”) does not agree to the delivery of information electronically then the Agent shall notify the Company accordingly and the Company shall supply the information to the Agent (in sufficient copies for each Paper Form Lender) in paper form. In any event the Company shall supply the Agent with at least one copy in paper form of any information required to be provided by it.

(b)	The Agent shall supply each Website Lender with the address of and any relevant password specifications for the Designated Website following designation of that website by the Company and the Agent.

(c)	The Company shall promptly upon becoming aware of its occurrence notify the Agent if:

(i)	the Designated Website cannot be accessed due to technical failure;

(ii)	the password specifications for the Designated Website change;

(iii)	any new information which is required to be provided under this Agreement is posted onto the Designated Website;

(iv)	any existing information which has been provided under this Agreement and posted onto the Designated Website is amended; or

(v)	the Company becomes aware that the Designated Website or any information posted onto the Designated Website is or has been infected by any electronic virus or similar software.

If the Company notifies the Agent under paragraph (c)(i) or paragraph (c)(v) above, all information to be provided by the Company under this Agreement after the date of that notice shall be supplied in paper form unless and until the Agent and each Website Lender is satisfied that the circumstances giving rise to the notification are no longer continuing.

(d)	Any Website Lender may request, through the Agent, one paper copy of any information required to be provided under this Agreement which is posted onto the Designated Website. The Company shall comply with any such request within ten Business Days.

19.7	“Know your customer” checks

(a)	If:

(i)	the introduction of or any change in (or in the interpretation, administration or application of) any law or regulation made after the date of this Agreement;

(ii)	any change in the status of an Obligor or the composition of the shareholders of an Obligor after the date of this Agreement, except with respect to the normal trading of the Company’s shares on Nasdaq, the London Stock Exchange, the Russian Trading System or any other regulated stock exchange market acceptable for the Lenders; or

(iii)	a proposed assignment or transfer by a Lender of any of its rights and obligations under this Agreement to a party that is not a Lender prior to such assignment or transfer,

obliges the Agent or any Lender (or, in the case of paragraph (iii) above, any prospective new Lender) to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, each Obligor shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or, in the case of the event described in paragraph (iii) above, on behalf of any prospective new Lender) in order for the Agent, such Lender or, in the case of the event described in paragraph (iii) above, any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(b)	Each Lender shall promptly upon the request of the Agent supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself) in order for the Agent to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the transactions contemplated in the Finance Documents.

(c)	The Company shall, by not less than ten Business Days’ written prior notice to the Agent, notify the Agent (which shall promptly notify the Lenders) of its intention to request that one of its Subsidiaries becomes an Additional Obligor pursuant to Clause 24 (Changes to the Obligors).

(d)	Following the giving of any notice pursuant to paragraph (c) above, if the accession of such Additional Obligor obliges the Agent or any Lender to comply with “know your customer” or similar identification procedures in circumstances where the necessary information is not already available to it, the Company shall promptly upon the request of the Agent or any Lender supply, or procure the supply of, such documentation and other evidence as is reasonably requested by the Agent (for itself or on behalf of any Lender) or any Lender (for itself or on behalf of any prospective new Lender) in order for the Agent or such Lender or any prospective new Lender to carry out and be satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations pursuant to the accession of such Subsidiary to this Agreement as an Additional Obligor.

20.	FINANCIAL COVENANTS

20.1	Financial definitions

In this Clause 20:

"Borrowings” means, at any time, the outstanding principal, capital or nominal amount and any fixed or minimum premium payable on prepayment or redemption of any indebtedness for or in respect of:

(a)	moneys borrowed and debit balances with financial institutions;

(b)	any amount raised by acceptance under any acceptance credit facility;

(c)	any amount raised pursuant to any note purchase facility or the issue of bonds, notes, debentures, loan stock or any similar instrument;

(d)	the amount of any liability in respect of any lease or hire purchase contract which would, in accordance with US GAAP be treated as a finance or capital lease;

(e)	receivables sold or discounted (other than any receivables to the extent they are sold on a non-recourse basis);

(f)	any counter-indemnity obligation in respect of a guarantee, indemnity, bond, standby or documentary letter of credit or any other instrument issued by a bank or financial institution (excluding any given in respect of trade credit arising in the ordinary course of business);

(g)	any amount raised by the issue of redeemable shares which are redeemable before the Termination Date;

(h)	any amount of any liability under an advance or deferred purchase agreement if one of the primary reasons behind the entry into the agreement is to raise finance;

(i)	any amount raised under any other transaction (including any forward sale or purchase agreement) having the commercial effect of a borrowing; and

(j)	(without double counting) the amount of any liability in respect of any guarantee or indemnity for any of the items referred to in paragraphs (a) to (i) above.

"Consolidated EBIT” means the consolidated profits of the Reporting Group from ordinary activities before taxation:

(a)	before deducting any Consolidated Net Finance Charges;

(b)	before taking into account any items treated as exceptional or extraordinary items; and

(c)	after deducting the amount of any profit of any member of the Reporting Group which is attributable to minority interests,

in each case, to the extent added, deducted or taken into account, as the case may be, for the purposes of determining the profits of the Reporting Group from ordinary activities before taxation.

"Consolidated EBITDA” means Consolidated EBIT before deducting any amount attributable to the amortisation of intangible assets or the depreciation of tangible assets.

"Consolidated Net Finance Charges” means, for any Relevant Period, the aggregate amount of the accrued interest, commission, fees, discounts, prepayment penalties or premiums and other finance payments in respect of Borrowings whether paid, payable or capitalised by any member of the Reporting Group in respect of that Relevant Period:

(a)	excluding any such obligations owed to any other member of the Reporting Group;

(b)	including the interest element of leasing and hire purchase payments;

(c)	including any accrued commission, fees, discounts and other finance payments payable by any member of the Reporting Group under any interest rate hedging arrangement; and

(d)	deducting any accrued interest owing to any member of the Reporting Group on any deposit or bank account.

"Consolidated Total Debt” means at any time the aggregate amount of all obligations of the Reporting Group for or in respect of Borrowings but:

(a)	excluding any such obligations to any other member of the Reporting Group; and

(b)	including, in the case of finance leases, only the capitalised value therefore,

and so that no amount shall be included or excluded more than once.

"Equity” means at any time the aggregate of the amounts paid up or credited as paid up on the issued ordinary share capital of the Company.

All definitions calculated above are based on the latest audited consolidated financial statements of the Reporting Group.

"Relevant Period” means each period of twelve months ending on the last day of the Company’s financial year and each period of twelve months ending on the last day of the first half of the Company’s financial year.

20.2	Financial condition

The Company shall ensure that:

(a)	Debt Cover

The ratio of Consolidated Total Debt to Consolidated EBITDA for any Relevant Period shall not at any time exceed 2:1.

(b)	Gearing Ratio

The ratio of Consolidated Total Debt to Equity shall not at any time exceed 0,5:1.

(c)	Interest Cover

The ratio of Consolidated EBITDA to Consolidated Net Finance Charges in respect of any Relevant Period shall not be less than 7:1.

20.3	Financial testing

The financial covenants set out in Clause 20.2 (Financial condition) shall be tested by reference to each of the financial statements and/or each Compliance Certificate delivered pursuant to Clause 19.2 (Compliance Certificate).

21.	GENERAL UNDERTAKINGS

The undertakings in this Clause 21 remain in force from the date of this Agreement for so long as any amount is outstanding under the Finance Documents or any Commitment is in force.

21.1	Authorisations

Each Obligor shall promptly:

(a)	obtain, comply with and do all that is necessary to maintain in full force and effect; and

(b)	supply certified copies to the Agent of,

any Authorisation (including the Transaction Authorisations) required under any law or regulation of its jurisdiction of incorporation to enable it to perform its obligations under the Finance Documents and to ensure the legality, validity, enforceability or admissibility in evidence in its jurisdiction of incorporation of any Finance Document.

21.2	Compliance with laws

Each Obligor shall comply in all material respects with all laws, regulations and Authorisations (including Transaction Authorisations) applicable to it.

21.3	Compliance with Currency Law

The Russian Borrower will:

(a)	prior to the date of the first Utilisation Request, open and at all times thereafter maintain the Loan Passport for the Facility with the Account Bank;

(b)	in a timely manner, submit to the Account Bank such documents and other information as may be required from time to time under the Currency Law (including, without limitation, Instruction No. 117-I of the Central Bank of the Russian Federation dated 15 June 2004) for the purpose of utilising the Facility and performing its obligations under the Finance Documents, in the form and in accordance with the procedure described therein;

(c)	comply with all requirements established under or pursuant to the Currency Law in relation to any payment made or to be made by or to it under the Finance Documents (including any Special Account Requirements); and

(d)	ensure that its compliance with such requirements does not impair its ability to comply with its obligations under the Finance Documents.

21.4	Negative pledge

(a)	No Obligor shall, without the consent of the Majority Lenders, (and the Company shall ensure that no other member of the Group will) create or permit to subsist any Security over any of its assets.

(b)	No Obligor shall, without the consent of the Majority Lenders, (and the Company shall ensure that no other member of the Group will):

(i)	sell, transfer or otherwise dispose of any of its assets on terms whereby they are or may be leased to or re-acquired by an Obligor or any other member of the Group;

(ii)	sell, transfer or otherwise dispose of any of its receivables on recourse terms;

(iii)	enter into any arrangement under which money or the benefit of a bank or other account may be applied, set-off or made subject to a combination of accounts; or

(iv)	enter into any other preferential arrangement having a similar effect,

in circumstances where the arrangement or transaction is entered into primarily as a method of raising Financial Indebtedness or of financing the acquisition of an asset.

(c)	Paragraphs (a) and (b) above do not apply to:

(i)	any Security listed in Schedule 9 (Existing Security) except to the extent the principal amount secured by that Security exceeds the amount stated in that Schedule;

(ii)	any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances;

(iii)	any lien arising by operation of law and in the ordinary course of trading;

(iv)	any Security over or affecting (or transaction (“Quasi-Security”) described in paragraph (b) above affecting) any asset acquired by a member of the Group after the date of this Agreement if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that asset by a member of the Group;

(B)	the principal amount secured has not been increased in contemplation of, or since the acquisition of that asset by a member of the Group; and

(C)	the Security or Quasi-Security is removed or discharged within four months of the date of acquisition of such asset;

(v)	any Security or Quasi-Security over or affecting any asset of any company which becomes a member of the Group after the date of this Agreement, where the Security or Quasi-Security is created prior to the date on which that company becomes a member of the Group, if:

(A)	the Security or Quasi-Security was not created in contemplation of the acquisition of that company;

(B)	the principal amount secured has not increased in contemplation of or since the acquisition of that company; and

(C)	the Security or Quasi-Security is removed or discharged within four months of that company becoming a member of the Group; or

(vi)	any Security entered into pursuant to any Finance Document;

(vii)	any Security which exists as an easement, right of way, servitude by operation of law or any other similar lien or encumbrance not interfering with the business of any member of the Group;

(viii)	any Security over assets the value of which (when aggregated with the value of any other assets over which the Company or any Obligor has granted Security not allowed under the preceding sub-paragraphs) does not exceed an amount equal to five per cent of the Company’s consolidated assets, as calculated by reference to the most recently consolidated audited financial statements provided by the Company pursuant to Clause 19.1 (Financial Statements).

21.5	Disposals

(a)	No Obligor shall, without the consent of the Majority Lenders (and the Company shall ensure that no other member of the Group will), enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset.

(b)	Paragraph (a) above does not apply to any sale, lease, transfer or other disposal:

(i)	made in the ordinary course of trading of the disposing entity;

(ii)	of assets in exchange for other assets comparable or superior as to type, value and quality; or

(iii)	where the book value of the assets (when aggregated with the book value of the assets for any other sale, lease, transfer or other disposal by the Group, other than any permitted under paragraphs (i) to (ii) above) does not exceed five per cent of the consolidated total assets of the Group.

21.6	Merger

(a)	No Obligor shall (and the Company shall ensure that no other member of the Group will), enter into any amalgamation, demerger, merger or corporate reconstruction and no Russian Obligor shall enter into any Russian Corporate Reorganisation.

(b)	Paragraph (a) shall not apply to any intra-Group reorganisation on a solvent basis, provided that to the extent that such reorganisation involves one or more Obligors, an Obligor is the surviving entity and remains responsible for all the obligations under the Finance Documents of the Obligors involved in such reorganisation.

21.7	Change of business

No Obligor shall, without the consent of the Majority Lenders, cease to carry on the primary business carried on at the date of this Agreement or shall make any substantial change to the general nature of its business from that carried on at the date of this Agreement.

21.8	Insurance

Each Obligor shall maintain insurances on and in relation to its business and assets with reputable underwriters or insurance companies against those risks and to the extent as is usual for companies carrying on the same or substantially similar business in the relevant jurisdiction.

21.9	Environmental Compliance

Each Obligor shall comply in all material respects with all Environmental Law and obtain and maintain any Environmental Permits where failure to do so might reasonably be expected to have a Material Adverse Effect.

21.10	Environmental Claims

Each Obligor shall inform the Agent in writing as soon as reasonably practicable upon becoming aware of the same if any Environmental Claim has been commenced or (to its knowledge) is threatened against it, where the claim might reasonably be expected, if determined against it, to have a Material Adverse Effect.

21.11	Taxation

Each Obligor shall duly and punctually pay and discharge all Taxes imposed upon it or its assets within the time period allowed without incurring penalties (save to the extent that (i) payment is being contested in good faith by appropriate proceedings that are reasonably likely to succeed, (ii) adequate reserves are being maintained for those Taxes and (iii) where such payment can be lawfully withheld).

21.12	Notification of Tax claims

Each Obligor shall immediately disclose to the Agent any Tax arrears or claims, which are of a material amount, together (in each case) with details of the steps (if any) being taken to contest such liabilities or of the efforts (if any) to negotiate a settlement of such liabilities with the relevant Tax authorities.

21.13	Acquisitions

No Obligor shall, without the consent of the Majority Lenders (and the Company shall ensure that no other member of the Group will) acquire any company, business, assets or undertaking unless (a) any such acquisition is within the industry of telecommunications and media and (b) the aggregate consideration payable in respect of any such acquisition does not exceed the greater of (i) US$75,000,000 (seventy five million dollars) (or its equivalent in other currencies) or (ii) five per cent of the market capitalisation of the Company except pursuant to the Acquisition Agreement whereby the Company or one of its Subsidiaries received 51% ownership in ZAO Cortec and its wholly-owned Subsidiaries ZAO Investelektrosvyaz, ZAO Kabelstroy and other Subsidiaries (jointly doing business as the Corbina Telecom Group) in exchange for an issue of approximately 8% of the Company’s shares calculated on a post-acquisition basis and approximately US$10,000,000 in cash.

21.14	Loans and Guarantees

Save for (a) any guarantee or indemnity granted by any member of the Reporting Group in respect of any obligation of any other member of the Reporting Group up to a maximum aggregate amount for the Reporting Group of US$50,000,000 (fifty million dollars), and (b) any loan, credit, guarantee or indemnity granted by any member of the Reporting Group to any other member of the Reporting Group, no Obligor shall (and the Company shall ensure that no other member of the Group will) make any loans, grant any credit (save in the ordinary course of business) or give any guarantee or indemnity (except as required under any of the Finance Documents) to or for the benefit of any person or otherwise voluntarily assume any liability, whether actual or contingent, in respect of any obligation of any person.

21.15	Access

To the extent permitted by any applicable law, each Obligor shall, and the Company shall ensure that each member of the Group will permit, at the request of the Agent (for itself and/or accountants or other professional advisers and contractors of the Agent), full access on reasonable notice at the risk and cost of the Obligor to premises, assets, books, accounts and records of each member of the Group.

21.16	Pari Passu

Each Borrower shall procure that its payment obligations under the Finance Documents rank at least pari passu with the claims of all its other unsecured and unsubordinated creditors, except for obligations mandatorily preferred by law.

21.17	Compliance with ERISA

No Obligor will, without the consent of the Majority Lenders, establish, become party to or incur any liability under any employee benefit plan of the type referred to in Clause 18.21 (ERISA and Multiemployer Plans).

21.18	Federal Reserve Regulations
21.19	Each U.S. Borrower will use the Facilities without violating Regulations T, U and X. Compliance with U.S. Regulations

No Obligor shall (and the Company shall ensure that no other member of the Group will) become an “investment company,” or an “affiliated person” of, or “promoter” or “principal underwriter” for, an “investment company,” as such terms are defined in the 1940 Act. Neither the making of any Loan, or the application of the proceeds or repayment of any Loan by any Obligor nor the consummation of the other transactions contemplated by this agreement will violate any provision of such act or any rule, regulation or order of the SEC under the 1940 Act.

21.20	Anti-Money Laundering

Each Obligor will use commercially reasonable efforts to ensure that no funds used to pay the obligations under the Finance Documents are derived from any unlawful activity.

21.21	Russian signatories

Each Russian Obligor shall ensure that:

(a)	any amendment to or waiver of any provision of any Finance Document; and

(b)	any other document or notice executed by it under or in connection with the Finance Documents that, in the opinion of the Agent, contains financial or credit obligations of it,

includes the signature of its Chief Accountant.

22.	EVENTS OF DEFAULT

22.1	Each of the events or circumstances set out in Clause 22 is an Event of Default. Non-payment

An Obligor does not pay on the due date any amount payable pursuant to a Finance Document at the place at and in the currency in which it is expressed to be payable unless:

(a)	its failure to pay is caused by administrative or technical error; and

(b)	payment is made within five Business Days of its due date.

22.2	Financial covenants
22.3	Any requirement of Clause 20 (Financial covenants) is not satisfied. Other obligations

(a)	An Obligor does not comply with any provision of the Finance Documents (other than those referred to in Clause 22.1 (Non-payment) and Clause 22.2 (Financial covenants).

(b)	No Event of Default under paragraph (a) above will occur if the failure to comply is capable of remedy and is remedied within twenty one Business Days of the earlier of the Agent giving notice to the Company or the Company becoming aware of the failure to comply.

22.4	Misrepresentation

(a)	Any representation or statement made or repeated by an Obligor in the Finance Documents or any other document delivered by or on behalf of any Obligor under or in connection with any Finance Document is or proves to have been incorrect or misleading in any material respect when made or repeated.

(b)	No Event of Default under paragraph (a) above will occur if the underlying circumstances are capable of remedy and are remedied within twenty one Business Days of the earlier of the Agent giving notice to the Company or the Company becoming aware of the incorrect or misleading representation or statement.

22.5	Cross default

(a)	Any Financial Indebtedness of any member of the Group is not paid when due nor within any originally applicable grace period.

(b)	Any Financial Indebtedness of any member of the Group is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of an event of default (however described).

(c)	Any commitment for any Financial Indebtedness of any member of the Group is cancelled or suspended by a creditor of any member of the Group as a result of an event of default (however described).

(d)	Any creditor of any member of the Group becomes entitled to declare any Financial Indebtedness of any member of the Group due and payable prior to its specified maturity as a result of an event of default (however described) and (if capable of being remedied) such event has not been waived or remedied within 10 Business Days.

(e)	No Event of Default will occur under this Clause 22.5 if the aggregate amount of Financial Indebtedness or commitment for Financial Indebtedness falling within paragraphs (a) to (d) above is less than US$15,000,000 (fifteen million dollars) (or its equivalent in any other currency or currencies).

22.6	Insolvency

(a)	A member of the Group is unable or admits inability to pay its debts as they fall due, suspends making payments on any of its debts or, by reason of actual or anticipated financial difficulties, commences negotiations with one or more of its creditors with a view to rescheduling any of its indebtedness.

(b)	The value of the assets of any member of the Group is less than its liabilities (taking into account contingent and prospective liabilities).

(c)	A moratorium is declared in respect of any indebtedness of any member of the Group.

(d)	In relation to any member of the Group incorporated under the laws of the Russian Federation, a Russian Insolvency Test is satisfied.

(e)	Any member of the Group in any U.S. jurisdiction:

(i)	applies for, or consents to, the appointment of, or the taking of possession by, a receiver, custodian, trustee, examiner or liquidator of itself or of all or a substantial part of its property;

(ii)	makes a general assignment for the benefit of its creditors;

(iii)	commences a voluntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereof), as amended;

(iv)	files a petition with respect to itself seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganisation, liquidation, dissolution, arrangement or winding up, or composition or readjustment of debts; or

(v)	takes any corporate action for the purpose of effecting any of the foregoing with respect to itself.

(f)	Any member of the Group satisfies any legal test entitling or requiring that entity, a creditor of that entity or any other person to petition or take any other step for its insolvency under any applicable law.

22.7	Insolvency proceedings

(a)	Any corporate action, legal proceedings or other procedure or step is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, dissolution, administration or reorganisation (by way of voluntary arrangement, scheme of arrangement or otherwise) of any member of the Group other than a solvent liquidation or reorganisation of any member of the Group which is not an Obligor;

(ii)	a composition, compromise, assignment or arrangement with any creditor of any member of the Group; or

(iii)	the appointment of a liquidator (other than in respect of a solvent liquidation of a member of the Group which is not an Obligor), receiver, administrative receiver, administrator, compulsory manager or other similar officer in respect of any member of the Group or any of its assets, or any analogous procedure or step is taken in any jurisdiction.

(b)	In respect of any U.S. Obligor or any other member of the Group, a proceeding or case shall be commenced, without the application or consent of such entity, in any US court of competent jurisdiction, seeking:

(i)	its reorganisation, liquidation, dissolution, arrangement or winding-up or the composition or readjustment of its debts;

(ii)	the appointment of a receiver, custodian, trustee, examiner, liquidator or the like of the Obligor or of all or any substantial part of its property; or

(iii)	similar relief in respect of any Obligor or any other member of the Group under any law relating to the bankruptcy insolvency, reorganisation, winding-up or composition or adjustment of debts,

and any such proceeding or case referred to in paragraphs (i)-(iii) above shall continue undismissed, or an order, judgment or decree approving or ordering any of the foregoing shall be entered and continue unstayed and in effect, for a period of 21 or more days, or an order for relief against such entity shall be entered in an involuntary case under Title 11 of the United States of America Code entitled Bankruptcy (or any successor thereto) as amended.

(c)	In respect of any Russian Obligor or any other member of the Group incorporated under the laws of the Russian Federation, any Russian Insolvency Proceeding has occurred and (only in the case of proceedings described in (a), (where the presentation or filing of a petition is made by a third party) (c), (f) and (g) and of the definition “Russian Insolvency Proceedings”) has continued undismissed for a period of 30 or more days.

22.8	Creditors’ process

Any enforcement of any Security, expropriation, attachment, sequestration, distress or execution affects any asset or assets of any member of the Group having an aggregate value of more than US$ 5,000,000 (five million dollars) and is not discharged within thirty days.

22.9	Analogous Proceedings

Any event occurs which under the laws of any relevant jurisdiction has a similar or analogous effect to any of those mentioned in Clause 22.6 (Insolvency), 22.7 (Insolvency Proceedings) and 22.8 (Creditor’s Process).

22.10	Ownership of the Obligors

An Obligor (other than the Company) is not or ceases to be a wholly-owned Subsidiary of the Company.

22.11	Corporate Reorganisation

Any Obligor:

(a)	undertakes any corporate or constitutive reorganisation, arrangement or restructuring or, in relation to any Russian Obligor, a Russian Corporate Reorganisation; or

(b)	amends its constitutional documents; or

(c)	changes or procures a change in its capital structure (including the issue of new shares, the division of existing shares or an alteration in the rights attaching to the shares),

in each case in a manner or to an extent which might reasonably be expected to have a Material Adverse Effect.

22.12	Unlawfulness

It is or becomes unlawful for an Obligor to perform any of its obligations under the Finance Documents.

22.13	Repudiation

An Obligor repudiates or rescinds a Finance Document or evidences an intention to repudiate or rescind a Finance Document.

22.14	Convertibility/transferability

(a)	Any foreign exchange law is enacted or introduced in Russia that (in the opinion of the Majority Lenders) will have the effect for any Russian Obligor such that it would not to be able to make any payment on its due date pursuant to the terms of any of the Finance Documents.

(b)	A moratorium is called:

(i)	on the payment of interest or repayment of principal on external indebtedness (being any indebtedness that is or may become payable in a currency other than roubles and/or that is owed to a creditor resident outside the Russian Federation) of Russian borrowers generally or a class thereof to which any Russian Obligor belongs; or

(ii)	on payments under guarantees of or pursuant to enforcement of Security for such external indebtedness by Russian entities generally or a class thereof to which any Russian Obligor belongs,

and such moratorium, in the opinion of the Majority Lenders, might reasonably expected to have a Material Adverse Effect.

(c)	Any action, event or circumstance occurs or might reasonably be expected to occur that (in the opinion of the Majority Lenders, acting reasonably):

(i)	has the effect of materially hindering, limiting or restricting:

(A)	the convertibility of roubles into dollars or any other international currency for the purpose of servicing Financial Indebtedness; or

(B)	the transfer of dollars or any other currency (other than roubles) from the Russian Federation to other countries (including, without limitation, by way of any delays or discriminatory rates of exchange) for the purposes of servicing Financial Indebtedness; or

(d)	results in the unavailability of dollars or any other international currency (for the purpose of servicing Financial Indebtedness) in the interbank foreign exchange market located in the Russian Federation in accordance with normal commercial practice existing as at the date of this Agreement.

22.15	Political and economic risk

A deterioration occurs in the political or economic situation generally in Russia, or an act of war or hostilities, invasion, armed conflict or act of foreign enemy, revolution, insurrection, insurgency occurs in or involving Russia, unless (in any such case), the Obligors can establish to the continuing reasonable satisfaction of the Majority Lenders that this does not and will not have a Material Adverse Effect.

22.16	Audit Qualification

The auditors of any Obligor qualify in any material respect the audited annual consolidated financial statements of the Reporting Group, in respect of the Company, or the financial statements of any Obligor, in respect of any Obligor other than the Company, so as to cast doubt on their accuracy, or on the viability of the relevant company to continue as a going concern or otherwise in a manner which the Majority Lenders reasonably believe might reasonably be expected to have a Material Adverse Effect.

22.17	Material adverse change

Any event or circumstance occurs which the Majority Lenders reasonably believe might reasonably be expected to have a Material Adverse Effect.

22.18	Litigation

Any litigation, arbitration or administrative proceeding is commenced or pending against any Obligor which, if adversely determined, the Majority Lenders reasonably believe might reasonably be expected to have a Material Adverse Effect.

22.19	Failure to comply with Final Judgment

(a)	Any Obligor or any member of the Group fails to comply with or pay any sum due from it or them under any judgement (the effect of which cannot be suspended by the exercise of any right of appeal) or any final judgment or any final order made or given by any court or arbitral body of competent jurisdiction when such sums exceed US$5,000,000 (five million dollars) (or its equivalent) in aggregate at any time.

(b)	Any judgement or order, made or given by any court of competent jurisdiction, which gives rise to a payment obligation in an amount exceeding US$25,000,000 (twenty five million dollars) (unless the obligation to make such payment can be suspended and is suspended by the exercise of a right of appeal), enters into force against any Obligor or any member of the Group and is not immediately stayed by further order of the court.

22.20	Acceleration

On and at any time after the occurrence of an Event of Default which is continuing the Agent may, and shall if so directed by the Majority Lenders, by notice to the Company:

(a)	cancel the Total Commitments whereupon they shall immediately be cancelled;

(b)	declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under the Finance Documents be immediately due and payable, whereupon they shall become immediately due and payable; and/or

(c)	declare that all or part of the Loans be payable on demand, whereupon they shall immediately become payable on demand by the Agent on the instructions of the Majority Lenders,

but, notwithstanding the foregoing, upon the occurrence of an Event of Default specified in Clause 22.6 (Insolvency) and Clause 22.7 (Insolvency proceedings), then without notice to such Obligor or any other act by the Agent or any other person, the Loans to such Obligor, interest thereon and all other amounts owed by such Obligor under the Finance Documents shall become immediately due and payable without presentment, demand, protest or notice of any kind, all of which are expressly waived.

SECTION 9
CHANGES TO PARTIES

23.	CHANGES TO THE LENDERS

23.1	Assignments and transfers by the Lenders

Subject to this Clause 23, a Lender (the “Existing Lender”) may:

(a)	assign any of its rights; or

(b)	transfer by novation any of its rights and obligations,

to another bank or financial institution or to a trust, fund or other entity which is regularly engaged in or established for the purpose of making, purchasing or investing in loans, securities or other financial assets (the “New Lender”).

23.2	Conditions of assignment or transfer

(a)	The consent of the Company is required for an assignment or transfer by a Lender, unless (i) assignment or transfer is to another Lender or an Affiliate of a Lender or (ii) an Event of Default is continuing.

(b)	The consent of the Company to an assignment or transfer must not be unreasonably withheld or delayed. The Company will be deemed to have given its consent five Business Days after the Lender has requested it unless consent is expressly refused by the Company within that time.

(c)	The consent of the Company to an assignment or transfer must not be withheld solely because the assignment or transfer may result in an increase to the Mandatory Cost.

(d)	An assignment will only be effective on:

(i)	receipt by the Agent of written confirmation from the New Lender (in form and substance satisfactory to the Agent) that the New Lender will assume the same obligations to the other Finance Parties as it would have been under if it was an Original Lender; and

(ii)	performance by the Agent of all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to such assignment to a New Lender, the completion of which the Agent shall promptly notify to the Existing Lender and the New Lender.

(e)	A transfer will only be effective if the procedure set out in Clause 23.5 (Procedure for transfer) is complied with.

(f)	If:

(i)	a Lender assigns or transfers any of its rights or obligations under the Finance Documents or changes its Facility Office; and

(ii)	as a result of circumstances existing at the date the assignment, transfer or change occurs, an Obligor would be obliged to make a payment to the New Lender or Lender acting through its new Facility Office under Clause 12 (Tax gross-up and indemnities) or Clause 13 (Increased costs), then the New Lender or Lender acting through its new Facility Office is only entitled to receive payment under those Clauses to the same extent as the Existing Lender or Lender acting through its previous Facility Office would have been if the assignment, transfer or change had not occurred.

23.3	Assignment or transfer fee

The New Lender shall, on the date upon which an assignment or transfer takes effect, pay to the Agent (for its own account) a fee of US$2,500 (two thousands five hundred dollars), except if the New Lender is an Affiliate of the Existing Lender.

23.4	Limitation of responsibility of Existing Lenders

(a)	Unless expressly agreed to the contrary, an Existing Lender makes no representation or warranty and assumes no responsibility to a New Lender for:

(i)	the legality, validity, effectiveness, adequacy or enforceability of the Finance Documents or any other documents;

(ii)	the financial condition of any Obligor;

(iii)	the performance and observance by any Obligor of its obligations under the Finance Documents or any other documents; or

(iv)	the accuracy of any statements (whether written or oral) made in or in connection with any Finance Document or any other document,

and any representations or warranties implied by law are excluded.

(b)	Each New Lender confirms to the Existing Lender and the other Finance Parties that it:

(i)	has made (and shall continue to make) its own independent investigation and assessment of the financial condition and affairs of each Obligor and its related entities in connection with its participation in this Agreement and has not relied exclusively on any information provided to it by the Existing Lender in connection with any Finance Document; and

(ii)	will continue to make its own independent appraisal of the creditworthiness of each Obligor and its related entities whilst any amount is or may be outstanding under the Finance Documents or any Commitment is in force.

(c)	Nothing in any Finance Document obliges an Existing Lender to:

(i)	accept a re-transfer from a New Lender of any of the rights and obligations assigned or transferred under this Clause 23; or

(ii)	support any losses directly or indirectly incurred by the New Lender by reason of the non-performance by any Obligor of its obligations under the Finance Documents or otherwise.

23.5	Procedure for transfer

(a)	Subject to the conditions set out in Clause 23.2 (Conditions of assignment or transfer) a transfer is effected in accordance with paragraph (c) below when the Agent executes an otherwise duly completed Transfer Certificate delivered to it by the Existing Lender and the New Lender and the Agent makes a corresponding entry in the Register pursuant to Clause 23.9 (The Register). The Agent shall subject to paragraph (b) below, as soon as reasonably practicable after receipt by it of a duly completed Transfer Certificate appearing on its face to comply with the terms of this Agreement and delivered in accordance with the terms of this Agreement, execute that Transfer Certificate and make such corresponding entry in the Register.

(b)	The Agent shall only be obliged to execute a Transfer Certificate delivered to it by the Existing Lender and the New Lender and make such corresponding entry in the Register once it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the transfer to such New Lender.

(c)	On the Transfer Date:

(i)	to the extent that in the Transfer Certificate the Existing Lender seeks to transfer by novation its rights and obligations under the Finance Documents each of the Obligors and the Existing Lender shall be released from further obligations towards one another under the Finance Documents and their respective rights against one another under the Finance Documents shall be cancelled (being the “Discharged Rights and Obligations”);

(ii)	each of the Obligors and the New Lender shall assume obligations towards one another and/or acquire rights against one another which differ from the Discharged Rights and Obligations only insofar as that Obligor and the New Lender have assumed and/or acquired the same in place of that Obligor and the Existing Lender;

(iii)	the Agent, the Arranger, the New Lender and other Lenders shall acquire the same rights and assume the same obligations between themselves as they would have acquired and assumed had the New Lender been an Original Lender with the rights and/or obligations acquired or assumed by it as a result of the transfer and to that extent the Agent, the Arranger and the Existing Lender shall each be released from further obligations to each other under the Finance Documents; and

(iv)	the New Lender shall become a Party as a “Lender”.

23.6	Copy of Transfer Certificate to Company

The Agent shall, as soon as reasonably practicable after it has executed a Transfer Certificate, send to the Company a copy of that Transfer Certificate.

23.7	Disclosure of information

Any Lender may disclose to any of its Affiliates and any other person:

(a)	to (or through) whom that Lender assigns or transfers (or may potentially assign or transfer) all or any of its rights and obligations under this Agreement;

(b)	with (or through) whom that Lender enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, this Agreement or any Obligor; or

(c)	to whom, and to the extent that, information is required to be disclosed by any applicable law or regulation,

any information about any Obligor, the Group and the Finance Documents as that Lender shall consider appropriate if, in relation to paragraphs (a) and (b) above, the person to whom the information is to be given has entered into a Confidentiality Undertaking.

23.8	Assignment to Federal Reserve Bank

Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement, without notice to or consent of any Party, to any U.S. Federal Reserve Bank provided that (i) no Lender shall be relieved of any of its obligations under this Agreement as a result of any such assignment and pledge and (ii) in no event shall such U.S. Federal Reserve Bank be considered to be a “Lender” or be entitled to require the assigning Lender to take or omit to take any action under this Agreement.

23.9	The Register

For U.S. federal income tax purposes only, the Agent, acting solely for this purpose as an agent of the Obligors, shall maintain at one of its offices a copy of each Transfer Certificate delivered to it and a register (the “Register”) for the recordation of the names and addresses of each Lender and the Commitments of and obligations owing to each Lender. Without limitation of any other provision of this Clause 23 (Changes to the Lenders), no transfer shall be effective until recorded in the Register. The entries in the Register shall be conclusive absent manifest error and each Obligor, the Agent and each Lender may treat each person whose name is recorded in the Register as a Lender notwithstanding any notice to the contrary. The Register shall be available for inspection by each Obligor at any reasonable time and from time to time upon reasonable prior notice.

24.	CHANGES TO THE OBLIGORS

24.1	Assignments and transfers by Obligors

No Obligor may assign any of its rights or transfer any of its rights or obligations under the Finance Documents.

24.2	Additional Borrowers

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.7 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries becomes an Additional Borrower. That Subsidiary shall become an Additional Borrower if:

(i)	all the Lenders approve the addition of that Subsidiary;

(ii)	the Company delivers to the Agent a duly completed and executed Accession Letter;

(iii)	the Company confirms that no Default is continuing or would occur as a result of that Subsidiary becoming an Additional Borrower; and

(iv)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Borrower, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

24.3	Resignation of a Borrower

(a)	The Company may request that a Borrower (other than the Company) ceases to be a Borrower by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	the Borrower is under no actual or contingent obligations as a Borrower under any Finance Documents,

whereupon that company shall cease to be a Borrower and shall have no further rights or obligations under the Finance Documents.

It being specified, for the avoidance of doubt, that if a company ceases to be a Borrower in accordance with this Clause 24.3, it will remain a Guarantor under this Agreement unless it has ceased to be a Guarantor in accordance with the terms of Clause 24.6 (Resignation of a Guarantor).

24.4	Additional Guarantors

(a)	Subject to compliance with the provisions of paragraphs (c) and (d) of Clause 19.7 (“Know your customer” checks), the Company may request that any of its wholly owned Subsidiaries become an Additional Guarantor. That Subsidiary shall become an Additional Guarantor if:

(i)	the Company delivers to the Agent a duly completed and executed Accession Letter; and

(ii)	the Agent has received all of the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent) in relation to that Additional Guarantor, each in form and substance satisfactory to the Agent.

(b)	The Agent shall notify the Company and the Lenders promptly upon being satisfied that it has received (in form and substance satisfactory to it) all the documents and other evidence listed in Part II of Schedule 2 (Conditions precedent).

24.5	Repetition of Representations

Delivery of an Accession Letter constitutes confirmation by the relevant Subsidiary that the Repeating Representations are true and correct in all material respects in relation to it as at the date of delivery as if made by reference to the facts and circumstances then existing.

24.6	Resignation of a Guarantor

(a)	The Company may request that a Guarantor (other than the Company) ceases to be a Guarantor by delivering to the Agent a Resignation Letter.

(b)	The Agent shall accept a Resignation Letter and notify the Company and the Lenders of its acceptance if:

(i)	no Default is continuing or would result from the acceptance of the Resignation Letter (and the Company has confirmed this is the case); and

(ii)	all the Lenders have consented to the Company’s request.

SECTION 10
THE FINANCE PARTIES

25.	ROLE OF THE AGENT AND THE ARRANGER

25.1	Appointment of the Agent

(a)	Each other Finance Party appoints the Agent to act as its agent under and in connection with the Finance Documents.

(b)	Each other Finance Party authorises the Agent to exercise the rights, powers, authorities and discretions specifically given to the Agent under or in connection with the Finance Documents together with any other incidental rights, powers, authorities and discretions.

25.2	Duties of the Agent

(a)	The Agent shall promptly forward to a Party the original or a copy of any document which is delivered to the Agent for that Party by any other Party.

(b)	Except where a Finance Document specifically provides otherwise, the Agent is not obliged to review or check the adequacy, accuracy or completeness of any document it forwards to another Party.

(c)	If the Agent receives notice from a Party referring to this Agreement, describing a Default and stating that the circumstance described is a Default, it shall promptly notify the other Finance Parties.

(d)	If the Agent is aware of the non-payment of any principal, interest, commitment fee or other fee payable to a Finance Party (other than the Agent or the Arranger) under this Agreement it shall promptly notify the other Finance Parties.

(e)	The Agent’s duties under the Finance Documents are solely mechanical and administrative in nature.

25.3	Role of the Arranger

Except as specifically provided in the Finance Documents, the Arranger has no obligations of any kind to any other Party under or in connection with any Finance Document.

25.4	No fiduciary duties

(a)	Nothing in this Agreement constitutes the Agent or the Arranger as a trustee or fiduciary of any other person.

(b)	Neither the Agent nor the Arranger shall be bound to account to any Lender for any sum or the profit element of any sum received by it for its own account.

25.5	Business with the Group

The Agent and the Arranger may accept deposits from, lend money to and generally engage in any kind of banking or other business with any member of the Group.

25.6	Rights and discretions of the Agent

(a)	The Agent may rely on:

(i)	any representation, notice or document believed by it to be genuine, correct and appropriately authorised; and

(ii)	any statement made by a director, authorised signatory or employee of any person regarding any matters which may reasonably be assumed to be within his knowledge or within his power to verify.

(b)	The Agent may assume (unless it has received notice to the contrary in its capacity as agent for the Lenders) that:

(i)	no Default has occurred (unless it has actual knowledge of a Default arising under Clause 22.1 (Non-payment));

(ii)	any right, power, authority or discretion vested in any Party or the Majority Lenders has not been exercised; and

(iii)	any notice or request made by the Company (other than a Utilisation Request) is made on behalf of and with the consent and knowledge of all the Obligors.

(c)	The Agent may engage, pay for and rely on the advice or services of any lawyers, accountants, surveyors or other experts.

(d)	The Agent may act in relation to the Finance Documents through its personnel and agents.

(e)	The Agent may disclose to any other Party any information it reasonably believes it has received as agent under this Agreement.

(f)	Notwithstanding any other provision of any Finance Document to the contrary, neither the Agent nor the Arranger is obliged to do or omit to do anything if it would or might in its reasonable opinion constitute a breach of any law or regulation or a breach of a fiduciary duty or duty of confidentiality.

25.7	Majority Lenders’ instructions

(a)	Unless a contrary indication appears in a Finance Document, the Agent shall (i) exercise any right, power, authority or discretion vested in it as Agent in accordance with any instructions given to it by the Majority Lenders (or, if so instructed by the Majority Lenders, refrain from exercising any right, power, authority or discretion vested in it as Agent) and (ii) not be liable for any act (or omission) if it acts (or refrains from taking any action) in accordance with an instruction of the Majority Lenders.

(b)	Unless a contrary indication appears in a Finance Document, any instructions given by the Majority Lenders will be binding on all the Finance Parties.

(c)	The Agent may refrain from acting in accordance with the instructions of the Majority Lenders (or, if appropriate, the Lenders) until it has received such security as it may require for any cost, loss or liability (together with any associated VAT) which it may incur in complying with the instructions.

(d)	In the absence of instructions from the Majority Lenders, (or, if appropriate, the Lenders) the Agent may act (or refrain from taking action) as it considers to be in the best interest of the Lenders.

(e)	The Agent is not authorised to act on behalf of a Lender (without first obtaining that Lender’s consent) in any legal or arbitration proceedings relating to any Finance Document.

25.8	Responsibility for documentation

Neither the Agent nor the Arranger:

(a)	is responsible for the adequacy, accuracy and/or completeness of any information (whether oral or written) supplied by the Agent, the Arranger, an Obligor or any other person given in or in connection with any Finance Document or the Information Memorandum; or

(b)	is responsible for the legality, validity, effectiveness, adequacy or enforceability of any Finance Document or any other agreement, arrangement or document entered into, made or executed in anticipation of or in connection with any Finance Document.

25.9	Exclusion of liability

(a)	Without limiting paragraph (b) below, the Agent will not be liable for any action taken by it under or in connection with any Finance Document, unless directly caused by its gross negligence or wilful misconduct.

(b)	No Party (other than the Agent) may take any proceedings against any officer, employee or agent of the Agent in respect of any claim it might have against the Agent or in respect of any act or omission of any kind by that officer, employee or agent in relation to any Finance Document and any officer, employee or agent of the Agent may rely on this Clause subject to Clause 1.4 (Third Party Rights) and the provisions of the Third Parties Act.

(c)	The Agent will not be liable for any delay (or any related consequences) in crediting an account with an amount required under the Finance Documents to be paid by the Agent if the Agent has taken all necessary steps as soon as reasonably practicable to comply with the regulations or operating procedures of any recognised clearing or settlement system used by the Agent for that purpose.

(d)	Nothing in this Agreement shall oblige the Agent or the Arranger to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Agent and the Arranger that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Agent or the Arranger.

25.10	Lenders’ indemnity to the Agent

Each Lender shall (in proportion to its share of the Total Commitments or, if the Total Commitments are then zero, to its share of the Total Commitments immediately prior to their reduction to zero) indemnify the Agent, within three Business Days of demand, against any cost, loss or liability incurred by the Agent (otherwise than by reason of the Agent’s gross negligence or wilful misconduct) in acting as Agent under the Finance Documents (unless the Agent has been reimbursed by an Obligor pursuant to a Finance Document).

25.11	Resignation of the Agent

(a)	The Agent may resign and appoint one of its Affiliates acting through an office in the United Kingdom as successor by giving notice to the other Finance Parties and the Company.

(b)	Alternatively the Agent may resign by giving notice to the other Finance Parties and the Company, in which case the Majority Lenders (after agreement with the Company acting reasonably) may appoint a successor Agent acting through an office in the United Kingdom.

(c)	If the Majority Lenders have not appointed a successor Agent in accordance with paragraph (b) above within 30 days after notice of resignation was given, the Agent (after agreement with the Company, acting reasonably) may appoint a successor Agent (acting through an office in the United Kingdom).

(d)	The retiring Agent shall, at its own cost, make available to the successor Agent such documents and records and provide such assistance as the successor Agent may reasonably request for the purposes of performing its functions as Agent under the Finance Documents.

(e)	The Agent’s resignation notice shall only take effect upon the appointment of a successor.

(f)	Upon the appointment of a successor, the retiring Agent shall be discharged from any further obligation in respect of the Finance Documents but shall remain entitled to the benefit of this Clause 25. Its successor and each of the other Parties shall have the same rights and obligations amongst themselves as they would have had if such successor had been an original Party.

(g)	After consultation with the Company, the Majority Lenders may, by notice to the Agent, require it to resign in accordance with paragraph (b) above. In this event, the Agent shall resign in accordance with paragraph (b) above.

25.12	Confidentiality

(a)	In acting as agent for the Finance Parties, the Agent shall be regarded as acting through its agency division which shall be treated as a separate entity from any other of its divisions or departments.

(b)	If information is received by another division or department of the Agent, it may be treated as confidential to that division or department and the Agent shall not be deemed to have notice of it.

25.13	Relationship with the Lenders

(a)	The Agent may treat each Lender as a Lender, entitled to payments under this Agreement and acting through its Facility Office unless it has received not less than five Business Days prior notice from that Lender to the contrary in accordance with the terms of this Agreement.

(b)	Each Lender shall supply the Agent with any information required by the Agent in order to calculate the Mandatory Cost in accordance with Schedule 4 (Mandatory Cost formulae).

25.14	Credit appraisal by the Lenders

Without affecting the responsibility of any Obligor for information supplied by it or on its behalf in connection with any Finance Document, each Lender confirms to the Agent and the Arranger that it has been, and will continue to be, solely responsible for making its own independent appraisal and investigation of all risks arising under or in connection with any Finance Document including but not limited to:

(a)	the financial condition, status and nature of each member of the Group;

(b)	the legality, validity, effectiveness, adequacy or enforceability of any Finance Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document;

(c)	whether that Lender has recourse, and the nature and extent of that recourse, against any Party or any of its respective assets under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document; and

(d)	the adequacy, accuracy and/or completeness of the Information Memorandum and any other information provided by the Agent, any Party or by any other person under or in connection with any Finance Document, the transactions contemplated by the Finance Documents or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Finance Document.

25.15	Reference Banks

If a Reference Bank (or, if a Reference Bank is not a Lender, the Lender of which it is an Affiliate) ceases to be a Lender, the Agent shall (in consultation with the Company) appoint another Lender or an Affiliate of a Lender to replace that Reference Bank.

25.16	Agent’s Management Time

Any amount payable to the Agent under Clause 14.3 (Indemnity to the Agent), Clause 16 (Costs and expenses) and Clause 25.10 (Lenders’ indemnity to the Agent) shall include the cost of utilising the Agent’s management time or other resources and will be calculated on the basis of such reasonable daily or hourly rates as the Agent may notify to the Company and the Lenders, and is in addition to any fee paid or payable to the Agent under Clause 11 (Fees).

25.17	Deduction from amounts payable by the Agent

If any Party owes an amount to the Agent under the Finance Documents the Agent may, after giving notice to that Party, deduct an amount not exceeding that amount from any payment to that Party which the Agent would otherwise be obliged to make under the Finance Documents and apply the amount deducted in or towards satisfaction of the amount owed. For the purposes of the Finance Documents that Party shall be regarded as having received any amount so deducted.

26.	CONDUCT OF BUSINESS BY THE FINANCE PARTIES

No provision of this Agreement will:

(a)	interfere with the right of any Finance Party to arrange its affairs (tax or otherwise) in whatever manner it thinks fit;

(b)	oblige any Finance Party to investigate or claim any credit, relief, remission or repayment available to it or the extent, order and manner of any claim; or

(c)	oblige any Finance Party to disclose any information relating to its affairs (tax or otherwise) or any computations in respect of Tax.

27.	SHARING AMONG THE FINANCE PARTIES

27.1	Payments to Finance Parties

If a Finance Party (a “Recovering Finance Party”) receives or recovers any amount from an Obligor other than in accordance with Clause 28 (Payment mechanics) and applies that amount to a payment due under the Finance Documents then:

(a)	the Recovering Finance Party shall, within three Business Days, notify details of the receipt or recovery, to the Agent;

(b)	the Agent shall determine whether the receipt or recovery is in excess of the amount the Recovering Finance Party would have been paid had the receipt or recovery been received or made by the Agent and distributed in accordance with Clause 28 (Payment mechanics), without taking account of any Tax which would be imposed on the Agent in relation to the receipt, recovery or distribution; and

(c)	the Recovering Finance Party shall, within three Business Days of demand by the Agent, pay to the Agent an amount (the “Sharing Payment”) equal to such receipt or recovery less any amount which the Agent determines may be retained by the Recovering Finance Party as its share of any payment to be made, in accordance with Clause 28.5 (Partial payments).

27.2	Redistribution of payments

The Agent shall treat the Sharing Payment as if it had been paid by the relevant Obligor and distribute it between the Finance Parties (other than the Recovering Finance Party) in accordance with Clause 28.5 (Partial payments).

27.3	Recovering Finance Party’s rights

(a)	On a distribution by the Agent under Clause 27.2 (Redistribution of payments), the Recovering Finance Party will be subrogated to the rights of the Finance Parties which have shared in the redistribution.

(b)	If and to the extent that the Recovering Finance Party is not able to rely on its rights under paragraph (a) above, the relevant Obligor shall be liable to the Recovering Finance Party for a debt equal to the Sharing Payment which is immediately due and payable.

27.4	Reversal of redistribution

If any part of the Sharing Payment received or recovered by a Recovering Finance Party becomes repayable and is repaid by that Recovering Finance Party, then:

(a)	each Finance Party which has received a share of the relevant Sharing Payment pursuant to Clause 27.2 (Redistribution of payments) shall, upon request of the Agent, pay to the Agent for account of that Recovering Finance Party an amount equal to the appropriate part of its share of the Sharing Payment (together with an amount as is necessary to reimburse that Recovering Finance Party for its proportion of any interest on the Sharing Payment which that Recovering Finance Party is required to pay); and

(b)	that Recovering Finance Party’s rights of subrogation in respect of any reimbursement shall be cancelled and the relevant Obligor will be liable to the reimbursing Finance Party for the amount so reimbursed.

27.5	Exceptions

(a)	This Clause 27 shall not apply to the extent that the Recovering Finance Party would not, after making any payment pursuant to this Clause, have a valid and enforceable claim against the relevant Obligor.

(b)	A Recovering Finance Party is not obliged to share with any other Finance Party any amount which the Recovering Finance Party has received or recovered as a result of taking legal or arbitration proceedings, if:

(i)	it notified that other Finance Party of the legal or arbitration proceedings; and

(ii)	that other Finance Party had an opportunity to participate in those legal or arbitration proceedings but did not do so as soon as reasonably practicable having received notice and did not take separate legal or arbitration proceedings.

SECTION 11
ADMINISTRATION

28.	PAYMENT MECHANICS

28.1	Payments to the Agent

(a)	Subject to the Agent giving appropriate instructions under paragraph (b) below, on each date on which an Obligor or a Lender is required to make a payment under a Finance Document, that Obligor or Lender shall make the same available to the Agent (unless a contrary indication appears in a Finance Document) for value on the due date at the time and in such funds specified by the Agent as being customary at the time for settlement of transactions in the relevant currency in the place of payment.

(b)	Payment shall be made to such account in the principal financial centre of the country of that currency with such bank as the Agent specifies.

28.2	Distributions by the Agent

Each payment received by the Agent under the Finance Documents for another Party shall, subject to Clause 28.3 (Distributions to an Obligor), Clause 28.4 (Clawback) and Clause 25.17 (Deductions from amounts payable by the Agent) be made available by the Agent as soon as practicable after receipt to the Party entitled to receive payment in accordance with this Agreement (in the case of a Lender, for the account of its Facility Office), to such account as that Party may notify to the Agent by not less than five Business Days’ notice with a bank in the principal financial centre of the country of that currency (or, in relation to euro, in the principal financial centre of a Participating Member State or London).

28.3	Distributions to an Obligor

The Agent may (with the consent of the Obligor or in accordance with Clause 29 (Set-off)) apply any amount received by it for that Obligor in or towards payment (on the date and in the currency and funds of receipt) of any amount due from that Obligor under the Finance Documents or in or towards purchase of any amount of any currency to be so applied.

28.4	Clawback

(a)	Where a sum is to be paid to the Agent under the Finance Documents for another Party, the Agent is not obliged to pay that sum to that other Party (or to enter into or perform any related exchange contract) until it has been able to establish to its satisfaction that it has actually received that sum.

(b)	If the Agent pays an amount to another Party and it proves to be the case that the Agent had not actually received that amount, then the Party to whom that amount (or the proceeds of any related exchange contract) was paid by the Agent shall on demand refund the same to the Agent together with interest on that amount from the date of payment to the date of receipt by the Agent, calculated by the Agent to reflect its cost of funds.

28.5	Partial payments

(a)	If the Agent receives a payment that is insufficient to discharge all the amounts then due and payable by an Obligor under the Finance Documents, the Agent shall apply that payment towards the obligations of that Obligor under the Finance Documents in the following order:

(i)	first, in or towards payment pro rata of any unpaid fees, costs and expenses of the Agent and the Arranger under the Finance Documents;

(ii)	secondly, in or towards payment pro rata of any accrued interest, fee or commission due but unpaid under this Agreement;

(iii)	thirdly, in or towards payment pro rata of any principal due but unpaid under this Agreement; and

(iv)	fourthly, in or towards payment pro rata of any other sum due but unpaid under the Finance Documents.

(b)	The Agent shall, if so directed by the Majority Lenders, vary the order set out in paragraphs (a)(ii) to (iv) above.

(c)	Paragraphs (a) and (b) above will override any appropriation made by an Obligor.

28.6	No set-off by Obligors

All payments to be made by an Obligor under the Finance Documents shall be calculated and be made without (and free and clear of any deduction for) set-off or counterclaim.

28.7	Business Days

(a)	Any payment which is due to be made on a day that is not a Business Day shall be made on the next Business Day in the same calendar month (if there is one) or the preceding Business Day (if there is not).

(b)	During any extension of the due date for payment of any principal or Unpaid Sum under this Agreement interest is payable on the principal or Unpaid Sum at the rate payable on the original due date.

28.8	Currency of account

(a)	Subject to paragraphs (b) to (c) below, US dollars is the currency of account and payment for any sum due from an Obligor under any Finance Document.

(b)	Each payment in respect of costs, expenses or Taxes shall be made in the currency in which the costs, expenses or Taxes are incurred.

(c)	Any amount expressed to be payable in a currency other than US dollars shall be paid in that other currency.

28.9	Change of currency

(a)	Unless otherwise prohibited by law, if more than one currency or currency unit are at the same time recognised by the central bank of any country as the lawful currency of that country, then:

(i)	any reference in the Finance Documents to, and any obligations arising under the Finance Documents in, the currency of that country shall be translated into, or paid in, the currency or currency unit of that country designated by the Agent (after consultation with the Company); and

(ii)	any translation from one currency or currency unit to another shall be at the official rate of exchange recognised by the central bank for the conversion of that currency or currency unit into the other, rounded up or down by the Agent (acting reasonably).

(b)	If a change in any currency of a country occurs, this Agreement will, to the extent the Agent (acting reasonably and after consultation with the Company) specifies to be necessary, be amended to comply with any generally accepted conventions and market practice in the Relevant Interbank Market and otherwise to reflect the change in currency.

29.	SET-OFF

Whilst an Event of Default is continuing, a Finance Party may set off any matured obligation due from an Obligor under the Finance Documents (to the extent beneficially owned by that Finance Party) against any matured obligation owed by that Finance Party to that Obligor, regardless of the place of payment, booking branch or currency of either obligation. If the obligations are in different currencies, the Finance Party may convert either obligation at a market rate of exchange in its usual course of business for the purpose of the set-off. The Finance Party shall give the Obligor written notice of any such set off.

30.	NOTICES

30.1	Communications in writing

Any communication to be made under or in connection with the Finance Documents shall be made in writing and, unless otherwise stated, may be made by fax or letter.

30.2	Addresses

The address and fax number (and the department or officer, if any, for whose attention the communication is to be made) of each Party for any communication or document to be made or delivered under or in connection with the Finance Documents is:

(a)	in the case of the Company, that identified with its name below;

(b)	in the case of each Lender or any other Original Obligor, that notified in writing to the Agent on or prior to the date on which it becomes a Party; and

(c)	in the case of the Agent, that identified with its name below,

or any substitute address or fax number or department or officer as the Party may notify to the Agent (or the Agent may notify to the other Parties, if a change is made by the Agent) by not less than five Business Days’ notice.

30.3	Delivery

(a)	Any communication or document made or delivered by one person to another under or in connection with the Finance Documents will only be effective:

(i)	if by way of fax, when received in legible form and the successful receipt is confirmed by the fax machine report; or

(ii)	if by way of letter, when it has been left at the relevant address or five Business Days after being deposited in the post postage prepaid in an envelope addressed to it at that address,

and, if a particular department or officer is specified as part of its address details provided under Clause 30.2 (Addresses), if addressed to that department or officer.

(b)	Any communication or document to be made or delivered to the Agent will be effective only when actually received by the Agent and then only if it is expressly marked for the attention of the department or officer identified with the Agent’s signature below (or any substitute department or officer as the Agent shall specify for this purpose).

(c)	All notices from or to an Obligor shall be sent through the Agent.

(d)	Any communication or document made or delivered to the Company in accordance with this Clause will be deemed to have been made or delivered to each of the Obligors.

30.4	Notification of address and fax number

Promptly upon receipt of notification of an address and fax number or change of address or fax number pursuant to Clause 30.2 (Addresses) or changing its own address or fax number, the Agent shall notify the other Parties.

30.5	Electronic communication

(a)	Any communication to be made between the Agent and a Lender under or in connection with the Finance Documents may be made by electronic mail or other electronic means, if the Agent and the relevant Lender:

(i)	agree that, unless and until notified to the contrary, this is to be an accepted form of communication;

(ii)	notify each other in writing of their electronic mail address and/or any other information required to enable the sending and receipt of information by that means; and

(iii)	notify each other of any change to their address or any other such information supplied by them.

(b)	Any electronic communication made between the Agent and a Lender will be effective only when actually received in readable form and in the case of any electronic communication made by a Lender to the Agent only if it is addressed in such a manner as the Agent shall specify for this purpose.

30.6	English language

(a)	Any notice given under or in connection with any Finance Document must be in English.

(b)	All other documents provided under or in connection with any Finance Document must be:

(i)	in English; or

(ii)	if not in English, and if so required by the Agent, accompanied by a certified English translation and, in this case, the English translation will prevail unless the document is a constitutional, statutory or other official document.

31.	CALCULATIONS AND CERTIFICATES

31.1	Accounts

In any litigation or arbitration proceedings arising out of or in connection with a Finance Document, the entries made in the accounts maintained by a Finance Party are prima facie evidence of the matters to which they relate.

31.2	Certificates and Determinations

Any certification or determination by a Finance Party of a rate or amount under any Finance Document is, in the absence of manifest error, conclusive evidence of the matters to which it relates.

31.3	Day count convention

Any interest, commission or fee accruing under a Finance Document will accrue from day to day and is calculated on the basis of the actual number of days elapsed and a year of 360 days or, in any case where the practice in the Relevant Interbank Market differs, in accordance with that market practice.

32.	PARTIAL INVALIDITY

If, at any time, any provision of the Finance Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

33.	REMEDIES AND WAIVERS

No failure to exercise, nor any delay in exercising, on the part of any Finance Party, any right or remedy under the Finance Documents shall operate as a waiver, nor shall any single or partial exercise of any right or remedy prevent any further or other exercise or the exercise of any other right or remedy. The rights and remedies provided in this Agreement are cumulative and not exclusive of any rights or remedies provided by law.

34.	AMENDMENTS AND WAIVERS

34.1	Required consents

(a)	Subject to Clause 34.2 (Exceptions) any term of the Finance Documents may be amended or waived only with the consent of the Majority Lenders and the Obligors and any such amendment or waiver will be binding on all Parties.

(b)	The Agent may effect, on behalf of any Finance Party, any amendment or waiver permitted by this Clause.

(c)	Except as otherwise provided in paragraph (b) of Clause 34.2 (Exceptions), the consent of the Account Bank is not required for any amendment to or change of any term of this Agreement.

34.2	Exceptions

(a)	An amendment or waiver that has the effect of changing or which relates to:

(i)	the definition of “Majority Lenders” in Clause 1.1 (Definitions);

(ii)	an extension to the date of payment of any amount under the Finance Documents;

(iii)	a reduction in the Margin or a reduction in the amount of any payment of principal, interest, fees or commission payable;

(iv)	an increase in or an extension of any Commitment;

(v)	a change to the Borrowers or Guarantors other than in accordance with Clause 24 (Changes to the Obligors);

(vi)	any provision which expressly requires the consent of all the Lenders; or

(vii)	Clause 2.3 (Finance Parties’ rights and obligations), Clause 23 (Changes to the Lenders), Clause 27 (Sharing among the Finance Parties) or this Clause 34,

shall not be made without the prior consent of all the Lenders.

(b)	An amendment or waiver which relates to the rights or obligations of the Agent, the Account Bank or the Arranger may not be effected without the consent of the Agent, the Account Bank or the Arranger.

35.	COUNTERPARTS

Each Finance Document may be executed in any number of counterparts, and this has the same effect as if the signatures on the counterparts were on a single copy of the Finance Document.

36.	GOVERNING LANGUAGE

Although this Agreement may be translated into Russian, the Russian version is for information purposes only.

The English language version of this Agreement shall prevail and questions of interpretation shall be addressed solely in the English language.

37.	USA PATRIOT ACT

Each US Lender and US Affiliate of each Lender hereby notifies each Obligor that pursuant to the requirements of the USA Patriot Act, such US Lender or US Affiliate may be required to obtain, verify, and record information that identifies such Obligor, which information includes the name and address of such Obligor and other information that will allow such US Lender or US Affiliate to identify such Obligor in accordance with the USA Patriot Act.

SECTION 12
GOVERNING LAW AND ENFORCEMENT

38.	GOVERNING LAW

This Agreement is governed by English law.

39.	ENFORCEMENT

39.1	Jurisdiction

(a)	The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute regarding the existence, validity or termination of this Agreement) (a “Dispute”).

(b)	The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)	This Clause 39.1 is for the benefit of the Finance Parties only. As a result, no Finance Party shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Finance Parties may take concurrent proceedings in any number of jurisdictions.

39.2	Service of process

Without prejudice to any other mode of service allowed under any relevant law, each Obligor (other than an Obligor incorporated in England and Wales):

(a)	irrevocably appoints Law Debenture Corporate Services Limited as its agent for service of process in relation to any proceedings before the English courts in connection with any Finance Document; and

(b)	agrees that failure by an agent for service of process to notify the relevant Obligor of the process will not invalidate the proceedings concerned.

39.3	Waiver of Immunity

Each Obligor waives generally all immunity it or its assets or revenues may otherwise have in any jurisdiction, including immunity in respect of:

(a)	the giving of any relief by way of injunction or order for specific performance or for the recovery of assets or revenues; and

(b)	the issue of any process against its assets or revenues for the enforcement of a judgment or, in an action in rem, for the arrest, detention or sale of any of its assets and revenues.

40.	ARBITRATION

40.1	Arbitration

Subject to Clause 40.4 (Agent’s option) any Dispute shall be referred to and finally resolved by arbitration under the Arbitration Rules (the “Rules”) of the London Court of International Arbitration.

40.2	Procedure for arbitration

(a)	The arbitral tribunal shall consist of three arbitrators. The claimant(s), irrespective of number, shall nominate jointly one arbitrator; the respondent(s), irrespective of number, shall nominate jointly the second arbitrator; and a third arbitrator, who shall be a Queen’s Counsel of at least five years’ standing and who shall serve as Chairman, shall be appointed by the LCIA Court (as defined in the Rules) within 15 days of the appointment of the second arbitrator.

(b)	In the event the claimant(s) or the respondent(s) shall fail to nominate an arbitrator within the time limits specified in the Rules, such arbitrator shall be appointed by the LCIA Court within 15 days of such failure. In the event that both the claimant(s) and the respondent(s) fail to nominate an arbitrator within the time limits specified in the Rules, all three arbitrators shall be appointed by the LCIA Court within 15 days of such failure who shall designate one of them as chairman.

(c)	If all the parties to an arbitration so agree, there shall be a sole arbitrator appointed by the LCIA Court within 15 days of such agreement.

(d)	The seat of arbitration shall be London, England and the language of the arbitration shall be English.

40.3	Recourse to courts

Save as provided in Clause 40.4 (Agent’s option), the Parties exclude the jurisdiction of the courts under Sections 45 and 69 of the Arbitration Act 1996.

40.4	Agent’s option

Before an arbitrator has been appointed to determine a Dispute, the Agent (if acting on its own behalf) may (and shall, when acting on behalf of the Lenders, if so instructed by the Majority Lenders) by notice in writing to all other Parties require that all Disputes or a specific Dispute be heard by a court of law. If the Agent gives such notice, the Dispute to which that notice refers shall be determined in accordance with Clause 39.1 (Jurisdiction).

41.	WAIVER OF JURY TRIAL

EACH OF THE PARTIES TO THIS AGREEMENT AGREES TO WAIVE IRREVOCABLY ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM BASED UPON OR ARISING OUT OF THIS AGREEMENT OR ANY OF THE DOCUMENTS REFERRED TO IN THIS AGREEMENT OR ANY TRANSACTION CONTEMPLATED IN THIS AGREEMENT. This waiver is intended to apply to all Disputes. Each party acknowledges that (a) this waiver is a material inducement to enter into this Agreement, (b) it has already relied on this waiver in entering into this Agreement and (c) it will continue to rely on this waiver in future dealings. Each party represents that it has reviewed this waiver with its legal advisers and that it knowingly and voluntarily waives its jury trial rights after consultation with its legal advisers. In the event of litigation, this Agreement may be filed as a written consent to a trial by the court.

This Agreement has been entered into on the date stated at the beginning of this Agreement.

SCHEDULE 1

The Original Parties

Part I

The Original Obligors

1. The Original Borrowers

Name of Original Facility A Borrower	Registration number (or
equivalent, if any)
Golden Telecom Inc.	N/A

GTS Finance Inc.	N/A

Name of Original Borrowers	Registration number (or equivalent, if
any)
Golden Telecom Inc.	N/A
EDN Sovintel LLC.	1027739006690
GTS Finance Inc.	N/A

2. The Original Guarantors

Name of Original Guarantor	Registration number (or equivalent, if
any)
Golden Telecom Inc.	N/A
EDN Sovintel LLC.	1027739006690
GTS Finance Inc.	N/A

Part II

The Original Lenders

Name of Original Lender	Facility A	Facility B
	Commitment (US$)	Commitment (US$)
Citibank N.A., Bahrain	3,636,363.64	16,363,636.36
ING BANK (EURASIA) ZAO	3,636,363.64	16,363,636.36
ZAO Banca Intesa	3,636,363.64	16,363,636.36
Bayerische Landesbank	3,636,363.64	16,363,636.36
Commerzbank (Eurasija) SAO	3,636,363.64	16,363,636.36
Export Development Canada	4,545,454.55	20,454,545.45
HSBC Bank Plc	3,636,363.64	16,363,636.36
HVB Banque Luxembourg Société Anonyme	3,636,363.64	16,363,636.36
Bank Austria Creditanstalt AG	2,727,272.73	12,272,727.27
KfW, Frankfurt	3,636,363.64	16,363,636.36
Skandinaviska Enskilda Banken AB	3,636,363.64	16,363,636.36
Bank WestLB Vostok (ZAO)	3,636,363.64	16,363,636.36
BNP Paribas	2,727,272.73	12,272,727.27
IKB Deutsche Industriebank AG	1,818,181.82	8,181,818.18
Closed Joint Stock Company International Moscow Bank	909,090.91	4,090,909.09
VTB Bank (Deutschland) AG	909,090.91	4,090,909.09
Total	50,000,000	225,000,000

SCHEDULE 2

Conditions precedent

Part I

Conditions precedent to initial Utilisation

1.	Original Obligors

(a)	A copy of the constitutional documents of each Original Obligor, including, in relation to any Russian Obligor:

(i)	An extract from the Unified State Register of Legal Entities dated no earlier than three months prior to the date of this Agreement.

(ii)	A notarised copy of the certificate of state registration issued by the relevant registration authority in accordance with the Federal Law No. 129-FZ of 8 August 2001 On State Registration of Legal Entities and Individual Entrepreneurs.

(iii)	Notarised copies of the charter and the constitutive agreement and their amendments.

(iv)	Notarised copies of the certificates of registration of the amendments to the charter and the constitutive agreement.

(v)	A notarised copy of the certificate of registration with the relevant federal tax authority in the Russian Federation.

(b)	A copy of a good standing certificate (including verification of tax status) with respect to each U.S. Obligor, issued as of a recent date by the Secretary of State or other appropriate official of each U.S. Obligor’s jurisdiction of incorporation or organization.

(c)	A copy of a resolution of the board of directors or any other relevant corporate body of each Original Obligor:

(i)	approving the terms of, and the transactions contemplated by, the Finance Documents to which it is a party and resolving that it execute the Finance Documents to which it is a party;

(ii)	authorising a specified person or persons to execute the Finance Documents to which it is a party on its behalf; and

(iii)	authorising a specified person or persons, on its behalf, to sign and/or despatch all documents and notices (including, if relevant, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents to which it is a party.

(d)	A specimen of the signature of each person authorised by the resolution referred to in paragraph (c) above and, in relation to any Russian Obligor, a notarised copy of the most recent banking sample signatures and seal card or an original of the letter executed by an authorised signatory certifying sample signatures of the signatories of each Russian Obligor to the Finance Documents and related documents and their respective positions.

(e)	A certificate of the Company (signed by a director or, in relation to any US Obligor, other authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on any Original Obligor to be exceeded.

(f)	A certificate of an authorised signatory of the relevant Original Obligor and in relation to any Russian Obligor, from its chief executive officer (or a person acting under a power of attorney referred to as item (i) below) certifying that:

(i)	there has been no material adverse change in the financial condition of the relevant Obligor since the date of its Original Financial Statements;

(ii)	each copy document relating to it specified in this Part 1 of Schedule 2 is correct, complete and in full force and effect as at the date of this Agreement; and

(iii)	in relation to the Russian Obligor:

(A)	there has been no amendment to the information contained in the extract from the Unified State Register of Legal Entities listed as item (a) above or that such amendments are enclosed with the certificate;

(B)	the conclusion and performance of its obligations under the Finance Documents and related documents does not violate any internal regulations of the Russian Obligor nor any decisions of its management bodies;

(C)	there are parties which are interested (as defined in Article 45 of the LLC Companies Law) in concluding by the Russian Obligor the transaction contemplated in the Finance Documents and related documents; and

(D)	the transaction contemplated in the Finance Documents and related documents constitutes a major transaction for the Russian Obligor (as defined in Article 46 of the LLC Companies Law).

(g)	A certificate of the Chief Financial Officer of each U.S. Obligor stating that the respective company is Solvent at the date of the certificate and will remain Solvent after the advance of the initial Loans, the application of the proceeds of the Loans in accordance with Clause 3 and the payment of all estimated legal, accounting and other fees related to this Agreement and the consummation of the other transactions contemplated by this Agreement. For purposes of this certificate, “Solvent” means with respect to such U.S. Obligor on any date of determination that (a) the fair value of the property of such person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person; (b) the present fair saleable value of the assets of such person is not less than the amount which will be required to pay the probable liability of such person on its debts as they become absolute and mature; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.

Terms used in this paragraph shall be interpreted in accordance with the United States Bankruptcy Code and applicable comparable state law.

(h)	Copies certified by an authorised signatory of any Russian Obligor of the resolutions or orders appointing its chief executive officer and its chief accountant.

(i)	Notarised copies of the powers of attorney in favour of the signatories of each Russian Obligor authorising the execution by them of the Finance Documents and related documents.

2.	Legal opinions

(a)	A legal opinion of Clifford Chance LLP legal advisers to the Arranger and the Agent in England, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(b)	In relation to any Original Obligor incorporated in the US, a legal opinion of Chadbourne & Parke LLP legal advisers to the Original Obligors in the United States of America substantially in the form distributed to the Original Lenders prior to signing this Agreement.

(c)	In relation to any Original Obligor incorporated in Russia, a legal opinion of Clifford Chance CIS Limited, legal advisers to the Arranger and the Agent in Russia, substantially in the form distributed to the Original Lenders prior to signing this Agreement.

3.	Finance Documents and Authorisations

Finance Documents

Each of the Finance Documents duly executed by the parties thereto and in full force and effect.

Transaction Authorisations

A copy, certified as a true and current copy by an authorised signatory of each Russian Obligor, of the Transaction Authorisations and of the Loan Passport.

4.	Other documents and evidence

(a)	Evidence that any agent for service of process referred to in Clause 39.2 (Service of process), if not an Original Obligor, has accepted its appointment.

(b)	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers reasonably to be necessary or desirable (if it has notified the Company accordingly) in connection with the entry into and performance of the transactions contemplated by any Finance Document or for the validity and enforceability of any Finance Document.

(c)	The Original Financial Statements of each Original Obligor.

(d)	A certified copy of the business plan prepared by the management of the Reporting Group together with the financial projections, for the period from the date of this Agreement until 31 December 2012.

(e)	Evidence that the fees, costs and expenses then due from the Company pursuant to Clause 11 (Fees) and Clause 16 (Costs and expenses) have been paid or will be paid by the first Utilisation Date.

Part II

Conditions Precedent required to be

delivered by an Additional Obligor

1.	An Accession Letter, duly executed by the Additional Obligor and the Company.

2.	A copy, certified as a true and current copy by an authorised signatory of each Russian Obligor, of the Transaction Authorisations and of the Loan Passport.

3.	A copy of the constitutional documents of the Additional Obligor, including, in relation to any Russian Obligor:

(a)	An extract from the Unified State Register of Legal Entities dated no earlier than three months prior to the date of the Accession Letter.

(b)	A notarised copy of the certificate of state registration issued by the relevant registration authority in accordance with the Federal Law No. 129-FZ of 8 August 2001 On State Registration of Legal Entities and Individual Entrepreneurs.

(c)	Notarised copies of the charter and the constitutive agreement and their amendments.

(d)	Notarised copies of the certificates of registration of the amendments to the charter and the constitutive agreement.

4.	In relation to any Additional Obligor incorporated in Russia, a notarised copy of the certificate of registration with the relevant federal tax authority in the Russian Federation..

5.	A copy of a good standing certificate (including verification of tax status) with respect to each U.S. Obligor, issued as of a recent date by the Secretary of State or other appropriate official of each U.S. Obligor’s jurisdiction of incorporation or organization.

6.	A copy of a resolution of the board of directors or any other relevant corporate body of the Additional Obligor:

(a)	approving the terms of, and the transactions contemplated by, the Accession Letter and the Finance Documents and resolving that it execute the Accession Letter;

(b)	authorising a specified person or persons to execute the Accession Letter on its behalf; and

(c)	authorising a specified person or persons, on its behalf, to sign and/or despatch all other documents and notices (including, in relation to an Additional Borrower, any Utilisation Request) to be signed and/or despatched by it under or in connection with the Finance Documents.

7.	A specimen of the signature of each person authorised by the resolution referred to in paragraph 6 above and, in relation to any Russian Obligor, a notarised copy of the most recent banking sample signatures and seal card or an original of the letter executed by an authorised signatory certifying sample signatures of the signatories of each Russian Obligor to the Finance Documents and related documents and their respective positions.

8.	A copy of a resolution signed by all the holders of the issued shares of the Additional Guarantor, approving the terms of, and the transactions contemplated by, the Finance Documents to which the Additional Guarantor is a party.

9.	A certificate of the Additional Obligor (signed by a director or, in relation to any US Obligor, other authorised signatory) confirming that borrowing or guaranteeing, as appropriate, the Total Commitments would not cause any borrowing, guaranteeing or similar limit binding on it to be exceeded.

10.	A certificate of an authorised signatory of the Additional Obligor and in relation to any Russian Obligor, from its chief executive officer (or a person acting under a power of attorney referred to as item 12 below) certifying that:

(a)	there has been no material adverse change in the financial condition of the relevant Obligor since the date of its latest audited or, as the case may be, unaudited financial statements;

(b)	each copy document relating to it specified in this Part II of Schedule 2 is correct, complete and in full force and effect as at a date no earlier than the date of this Agreement; and

(c)	in relation to any Russian Obligor:

(i)	there has been no amendment to the information contained in the extract from the Unified State Register of Legal Entities listed as item 3(a) above;

(ii)	the conclusion and performance of its obligations under the Finance Documents and related documents does not violate any internal regulations of the relevant Russian Obligor nor any decisions of its management bodies;

(iii)	[there are/there are no] parties which are interested (as defined in Article 81/45 of the Federal Law no. 208-FZ of 26 December 1995 on Joint Stock Companies or the Companies Law, as applicable to the Additional Obligor) in concluding by any Russian Obligor the transaction contemplated in the Finance Documents and related documents; and

(iv)	the transaction contemplated in the Finance Documents and related documents [does/does not] constitute a major transaction for any Russian Obligor (as defined in Article 78/6 of the Federal Law no. 208-FZ of 26 December 1995 on Joint Stock Companies or the Companies Law, as applicable to the Additional Obligor).

11.	Copies certified by an authorised signatory of any Russian Obligor of the resolutions or orders appointing its chief executive officer and its chief accountant.

12.	Notarised copies of the powers of attorney in favour of the signatories of each Russian Obligor authorising the execution by them of the Finance Documents and related documents.

13.	A copy of any other Authorisation or other document, opinion or assurance which the Agent considers to be necessary or desirable in connection with the entry into and performance of the transactions contemplated by the Accession Letter or for the validity and enforceability of any Finance Document.

14.	If available, the latest audited financial statements of the Additional Obligor or, if not available, the latest unaudited financial statements of the Additional Obligor.

15.	A legal opinion of Clifford Chance LLP, legal advisers to the Arranger and the Agent in England.

16.	If the Additional Obligor is incorporated in a jurisdiction other than England and Wales, a legal opinion of the legal advisers to the Additional Obligor, or as the case may be of the legal advisers of the Arranger and the Agent, in the jurisdiction in which the Additional Obligor is incorporated.

17.	If the proposed Additional Obligor is incorporated in a jurisdiction other than England and Wales, evidence that the agent for service of process specified in Clause 39.2 (Service of process), if not an Obligor, has accepted its appointment in relation to the proposed Additional Obligor.

18.	A certificate of the Chief Financial Officer of each U.S. Obligor stating that the respective company is Solvent at the date of the certificate and will remain Solvent after the advance of the initial Loans, the application of the proceeds of the Loans in accordance with Clause 3 and the payment of all estimated legal, accounting and other fees related to this Agreement and the consummation of the other transactions contemplated by this Agreement. For purposes of this certificate, “Solvent” means with respect to such U.S. Obligor on any date of determination that (a) the fair value of the property of such person is greater than the total amount of liabilities (including contingent and unliquidated liabilities) of such person; (b) the present fair saleable value of the assets of such person is not less than the amount which will be required to pay the probable liability of such person on its debts as they become absolute and mature; (c) such person does not intend to, and does not believe that it will, incur debts or liabilities beyond such person’s ability to pay as such debts and liabilities mature; and (d) such person is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such person’s property would constitute unreasonably small capital. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual and matured liability.

Terms used in this paragraph shall be interpreted in accordance with the United States Bankruptcy Code and applicable comparable state law.

19.	In relation to any additional Russian Obligor a Russian Obligor Account Amendment Agreement duly executed by all the parties thereto and in full force and effect.

SCHEDULE 3

Utilisation Request

From: To: Dated:	[Borrower] [Agent]

Dear Sirs

Golden Telecom Inc. — US$275,000,000 Facility Agreement
dated 25 January 2007 (the “Agreement”)

1.	We refer to the Agreement. This is a Utilisation Request. Terms defined in the Agreement have the same meaning in this Utilisation Request unless given a different meaning in this Utilisation Request.

2.	We wish to borrow a Loan on the following terms:

Proposed Utilisation Date:	[ ] (or, if that is not a Business Day, the next Business Day)

Facility to be utilised:	[ ]

Currency of Loan:	Dollars

Amount:	[ ]

Interest Period:	[ ]

3.	We confirm that each condition specified in Clause 4.2 (Further conditions precedent) is satisfied on the date of this Utilisation Request.

4.	The proceeds of this Loan should be credited to [account].

5.	This Utilisation Request is irrevocable.

Yours faithfully

.......................................
authorised signatory for
[name of relevant Borrower]

SCHEDULE 4

Mandatory Cost formulae

1.	The Mandatory Cost is an addition to the interest rate to compensate Lenders for the cost of compliance with (a) the requirements of the Financial Services Authority (or any other authority which replaces all or any of its functions) or (b) the requirements of the European Central Bank.

2.	On the first day of each Interest Period (or as soon as possible thereafter) the Agent shall calculate, as a percentage rate, a rate (the “Additional Cost Rate”) for each Lender, in accordance with the paragraphs set out below. The Mandatory Cost will be calculated by the Agent as a weighted average of the Lenders’ Additional Cost Rates (weighted in proportion to the percentage participation of each Lender in the relevant Loan) and will be expressed as a percentage rate per annum.

3.	The Additional Cost Rate for any Lender lending from a Facility Office in a Participating Member State will be the percentage notified by that Lender to the Agent. This percentage will be certified by that Lender in its notice to the Agent to be its reasonable determination of the cost (expressed as a percentage of that Lender’s participation in all Loans made from that Facility Office) of complying with the minimum reserve requirements of the European Central Bank in respect of loans made from that Facility Office.

4.	The Additional Cost Rate for any Lender lending from a Facility Office in the United Kingdom will be calculated by the Agent as follows:

per cent per annum

Where:

E is designed to compensate Lenders for amounts payable under the Fees Rules and is calculated by the Agent as being the average of the most recent rates of charge supplied by the Reference Banks to the Agent pursuant to paragraph 7 below and expressed in pounds per £1,000,000.

5.	For the purposes of this Schedule:

(a)	"Fees Rules” means the rules on periodic fees contained in the FSA Supervision Manual or such other law or regulation as may be in force from time to time in respect of the payment of fees for the acceptance of deposits;

(b)	"Fee Tariffs” means the fee tariffs specified in the Fees Rules under the activity group A.1 Deposit acceptors (ignoring any minimum fee or zero rated fee required pursuant to the Fees Rules but taking into account any applicable discount rate); and

(c)	"Tariff Base” has the meaning given to it in, and will be calculated in accordance with, the Fees Rules.

6.	If requested by the Agent, each Reference Bank shall, as soon as practicable after publication by the Financial Services Authority, supply to the Agent, the rate of charge payable by that Reference Bank to the Financial Services Authority pursuant to the Fees Rules in respect of the relevant financial year of the Financial Services Authority (calculated for this purpose by that Reference Bank as being the average of the Fee Tariffs applicable to that Reference Bank for that financial year) and expressed in pounds per £1,000,000 of the Tariff Base of that Reference Bank.

7.	Each Lender shall supply any information required by the Agent for the purpose of calculating its Additional Cost Rate. In particular, but without limitation, each Lender shall supply the following information on or prior to the date on which it becomes a Lender:

(a)	the jurisdiction of its Facility Office; and

(b)	any other information that the Agent may reasonably require for such purpose.

Each Lender shall promptly notify the Agent of any change to the information provided by it pursuant to this paragraph.

8.	The rates of charge of each Reference Bank for the purpose of E above shall be determined by the Agent based upon the information supplied to it pursuant to paragraphs 7 above.

9.	The Agent shall have no liability to any person if such determination results in an Additional Cost Rate which over or under compensates any Lender and shall be entitled to assume that the information provided by any Lender or Reference Bank pursuant to paragraphs 3, 7 and 8 above is true and correct in all respects.

10.	The Agent shall distribute the additional amounts received as a result of the Mandatory Cost to the Lenders on the basis of the Additional Cost Rate for each Lender based on the information provided by each Lender and each Reference Bank pursuant to paragraphs 3, 7 and 8 above.

11.	Any determination by the Agent pursuant to this Schedule in relation to a formula, the Mandatory Cost, an Additional Cost Rate or any amount payable to a Lender shall, in the absence of manifest error, be conclusive and binding on all Parties.

12.	The Agent may from time to time, after consultation with the Company and the Lenders, determine and notify to all Parties any amendments which are required to be made to this Schedule in order to comply with any change in law, regulation or any requirements from time to time imposed by the Financial Services Authority or the European Central Bank (or, in any case, any other authority which replaces all or any of its functions) and any such determination shall, in the absence of manifest error, be conclusive and binding on all Parties.

SCHEDULE 5

Form of Transfer Certificate

To: From: Dated:	[ ] as Agent [The Existing Lender] (the “Existing Lender”) and [The New Lender] (the “New Lender”)

Golden Telecom Inc. — US$275,000,000 Facility Agreement
dated 25 January 2007 (the “Agreement”)

1.	We refer to the Agreement. This is a Transfer Certificate. Terms defined in the Agreement have the same meaning in this Transfer Certificate unless given a different meaning in this Transfer Certificate.

2.	We refer to Clause 23.5 (Procedure for transfer):

(a)	The Existing Lender and the New Lender agree to the Existing Lender transferring to the New Lender by novation all or part of the Existing Lender’s Commitment, rights and obligations referred to in the Schedule in accordance with Clause 23.5 (Procedure for transfer).

(b)	The proposed Transfer Date is [ ].

(c)	The Facility Office and address, fax number and attention details for notices of the New Lender for the purposes of Clause 30.2 (Addresses) are set out in the Schedule.

3.	The New Lender expressly acknowledges the limitations on the Existing Lender’s obligations set out in paragraph (c) of Clause 23.4 (Limitation of responsibility of Existing Lenders).

4.	This Transfer Certificate may be executed in any number of counterparts and this has the same effect as if the signatures on the counterparts were on a single copy of this Transfer Certificate.

5.	This Transfer Certificate is governed by English law.

THE SCHEDULE

Commitment/rights and obligations to be transferred

[insert relevant details]

[Facility Office address, fax number and attention details for notices and account details for payments,]

[Existing Lender]	[New Lender]

By:	By:

This Transfer Certificate is accepted by the Agent and the Transfer Date is confirmed as [           ].

[Agent]

By:

SCHEDULE 6

form of accession letter

To: From: Dated:	[ ] as Agent [Subsidiary] and [Company]

Dear Sirs

Golden Telecom Inc. — US$275,000,000 Facility Agreement
dated 25 January 2007 (the “Agreement”)

1.	We refer to the Agreement. This is an Accession Letter. Terms defined in the Agreement have the same meaning in this Accession Letter unless given a different meaning in this Accession Letter.

2.	[Subsidiary] agrees to become an Additional [Borrower]/[Guarantor] and to be bound by the terms of the Agreement as an Additional [Borrower]/[Guarantor] pursuant to Clause [24.2 (Additional Borrowers)]/[Clause 24.4 (Additional Guarantors)] of the Agreement. [Subsidiary] is a company duly incorporated under the laws of [name of relevant jurisdiction].

3.	[Subsidiary’s] administrative details are as follows:

Address:

Fax No:

Attention:

4.	This Accession Letter is governed by English law.

[This Guarantor Accession Letter is entered into by a deed.]

[Company]	[Subsidiary]

SCHEDULE 7

form of resignation letter

To: From:	[ ] as Agent [resigning Obligor] and [Company]

Dated:

Dear Sirs

Golden Telecom Inc. — US$275,000,000 Facility Agreement
dated 25 January 2007 (the “Agreement”)

1.	We refer to the Agreement. This is a Resignation Letter. Terms defined in the Agreement have the same meaning in this Resignation Letter unless given a different meaning in this Resignation Letter.

2.	Pursuant to [Clause 24.3 (Resignation of a Borrower)]/[Clause 24.6 (Resignation of a Guarantor), we request that [resigning Obligor] be released from its obligations as a [Borrower]/[Guarantor] under the Agreement.

3.	We confirm that:

(a)	no default is continuing or would result from the acceptance of this request; and

(b)	[ ]¬

4.	This Resignation Letter is governed by English law.

[Company]	[Subsidiary]

By:	By:

SCHEDULE 8

Form of Compliance Certificate

To: From:	[ ] as Agent [Company]

Dated:

Dear Sirs

Golden Telecom Inc. — US$275,000,000 Facility Agreement dated 25 January 2007 (the
“Agreement”)¬

1.	We refer to the Agreement. This is a Compliance Certificate. Terms defined in the Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2.	We confirm that:

[insert details of financial covenants and whether the Borrower is in compliance with those covenants.]

3.	[We confirm that no Default is continuing.] **

Signed: ....	...............

Director	Director

of	of

[Company]	[Company]

SCHEDULE 9

Existing Security

Name of Obligor	Security	Total Principal Amount of Indebtedness Secured

Golden Telecom Ukraine LLC	Pledge of all of Golden Telecom Ukraine LLC’s moveable assets to support a US$ 25,000,000 loan from GTS Finance Inc.	US$25,000,000

SCHEDULE 10

LMA Form of Confidentiality Undertaking

THIS MASTER CONFIDENTIALITY UNDERTAKING is dated [•] and made between:

(1)	[•]; and

(2)	[•].

Either party (in this capacity the “Purchaser”) may from time to time consider acquiring an interest from the other party (in this capacity the “Seller”) in certain Agreements (each an "Acquisition”). In consideration of the Seller agreeing to make available to the Purchaser certain information in relation to each Acquisition it is agreed as follows:

1.	CONFIDENTIALITY UNDERTAKING

The Purchaser undertakes in relation to each Acquisition made or to be made by it (a) to keep the Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition confidential and not to disclose it to anyone except as provided for by paragraph 2 below and to ensure that the Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition is protected with security measures and a degree of care that would apply to the Purchaser’s own confidential information, (b) to use the Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition only for the Permitted Purpose, (c) to use all reasonable endeavours to ensure that any person to whom the Purchaser passes any Confidential Information which the Seller supplies to the Purchaser in relation to that Acquisition (unless disclosed under paragraph 2(c) below) acknowledges and complies with the provisions of this undertaking as if that person were also a party to it, and (d) not to make enquiries of any member of the relevant Group or any of their officers, directors, employees or professional advisers relating directly or indirectly to that Acquisition.

2.	PERMITTED DISCLOSURE

The Purchaser may disclose Confidential Information which the Seller supplies to the Purchaser in relation to each Acquisition made or to be made by it:

(a)	to members of the Purchaser Group and their officers, directors, employees and professional advisers to the extent necessary for the Permitted Purpose and to any auditors of members of the Purchaser Group;

(b)	subject to the requirements of the relevant Agreement, to any person to (or through) whom the Purchaser assigns or transfers (or may potentially assign or transfer) all or any of the rights, benefits and obligations which the Purchaser may acquire under that Agreement or with (or through) whom the Purchaser enters into (or may potentially enter into) any sub-participation in relation to, or any other transaction under which payments are to be made by reference to, that Agreement or the relevant Borrower or any member of the relevant Group in each case so long as that person has delivered an undertaking to the Purchaser in equivalent form to this undertaking; and

(c)	(i) where requested or required by any court of competent jurisdiction or any competent judicial, governmental, supervisory or regulatory body, (ii) where required by the rules of any stock exchange on which the shares or other securities of any member of the Purchaser Group are listed or (iii) where required by the laws or regulations of any country with jurisdiction over the affairs of any member of the Purchaser Group.

3.	NOTIFICATION OF REQUIRED OR UNAUTHORISED DISCLOSURE

The Purchaser agrees in relation to each Acquisition made or to be made by it (to the extent permitted by law) to inform the Seller of the full circumstances of any disclosure under paragraph 2 (c) or upon becoming aware that any Confidential Information relating to that Acquisition has been disclosed in breach of this undertaking.

4.	RETURN OF COPIES

If the Seller so requests in writing, the Purchaser shall return all Confidential Information supplied by the Seller to the Purchaser in relation to any Acquisition made or to be made by the Purchaser and in respect of which the Seller has made such a request and destroy or permanently erase all copies of such Confidential Information made by the Purchaser and use all reasonable endeavours to ensure that anyone to whom the Purchaser has supplied any such Confidential Information destroys or permanently erases such Confidential Information and any copies made by them, in each case save to the extent that the Purchaser or the recipients are required to retain any such Confidential Information by any applicable law, rule or regulation or by any competent judicial, governmental, supervisory or regulatory body or in accordance with internal policy, or where the Confidential Information has been disclosed under paragraph 2 (c) above.

5.	CONTINUING OBLIGATIONS

The obligations in this undertaking are continuing and, in particular, shall survive the termination of any discussions or negotiations between the Seller and the Purchaser in relation to each Acquisition made or to be made by it. Notwithstanding the previous sentence, the obligations in this undertaking shall cease in relation to that Acquisition only (a) if the Purchaser becomes a party to or otherwise acquires (by assignment or sub-participation) an interest, direct or indirect, in the Agreement which was the subject of that Acquisition or (b) twelve months after the Purchaser has returned all Confidential Information supplied to it by the Seller in relation to that Acquisition and destroyed or permanently erased all copies of such Confidential Information made by the Purchaser (other than any such Confidential Information or copies which have been disclosed under paragraph 2 above (other than sub-paragraph 2(a)) or which, pursuant to paragraph 4 above, are not required to be returned or destroyed).

6.	NO REPRESENTATION; CONSEQUENCES OF BREACH, ETC

The Purchaser acknowledges and agrees that, in relation to each Acquisition made or to be made by it:

(a)	neither the Seller, nor any member of the Group the subject of that Acquisition nor any of the Seller’s or the Group’s respective officers, employees or advisers (each a “Relevant Person”) (i) make any representation or warranty, express or implied, as to, or assume any responsibility for, the accuracy, reliability or completeness of any of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller or the assumptions on which it is based or (ii) shall be under any obligation to update or correct any inaccuracy in the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any other information supplied by the Seller or be otherwise liable to the Purchaser or any other person in respect of the Confidential Information supplied by the Seller to the Purchaser in relation to that Acquisition or any such information; and

(b)	the Seller or members of the Group the subject of that Acquisition may be irreparably harmed by the breach of the terms of this undertaking and damages may not be an adequate remedy; each Relevant Person may be granted an injunction or specific performance for any threatened or actual breach of the provisions of this undertaking by the Purchaser.

7.	NO WAIVER; AMENDMENTS, ETC

This undertaking sets out the full extent of the Purchaser’s obligations of confidentiality owed to the Seller in relation to the information the subject of this undertaking. No failure or delay in exercising any right, power or privilege hereunder will operate as a waiver thereof nor will any single or partial exercise of any right, power or privilege preclude any further exercise thereof or the exercise of any other right, power or privileges hereunder. The terms of this undertaking and the obligations of the Purchaser hereunder may only be amended or modified by written agreement between the parties.

8.	INSIDE INFORMATION

The Purchaser acknowledges that some or all of the Confidential Information is or may be price-sensitive information and that the use of such information may be regulated or prohibited by applicable legislation relating to insider dealing and the Purchaser undertakes not to use any Confidential Information for any unlawful purpose.

9.	NATURE OF UNDERTAKINGS

The undertakings given by the Purchaser in this undertaking are given to the Seller and the relevant Borrower and each other member of the relevant Group.

10.	THIRD PARTY RIGHTS

(a)	Subject to this paragraph 10 and to paragraphs 6 and 9, a person who is not a party to this undertaking has no right under the Contracts (Rights of Third Parties) Act 1999 (the “Third Parties Act”) to enforce or to enjoy the benefit of any term of this undertaking.

(b)	The Relevant Persons may enjoy the benefit of the terms of paragraphs 6 and 9 subject to and in accordance with this paragraph 10 and the provisions of the Third Parties Act.

(c)	The parties to this undertaking do not require the consent of the Relevant Persons to rescind or vary this undertaking at any time.

11.	GOVERNING LAW AND JURISDICTION

(a)	This undertaking is governed by English Law.

(b)	The parties submit to the non-exclusive jurisdiction of the English courts.

12.	DEFINITIONS

In this undertaking terms defined in the relevant Agreement (as defined below) shall, unless the context otherwise requires, have the same meaning and:

"Agreement” means any credit agreement in which the Seller has an interest and which requires the Seller to obtain from the Purchaser an undertaking in or substantially in the form of this undertaking as a condition to permitting disclosure by the Seller of certain information to the Purchaser.

"Borrower” means, in relation to each Acquisition, each company party to the relevant Agreement;

"Confidential Information” means, in relation to each Acquisition, any information relating to the relevant Borrower, the relevant Group, the relevant Agreement and/or that Acquisition provided to the Purchaser by the Seller or any of its affiliates or advisers, in whatever form, and includes information given orally and any document, electronic file or any other way of representing or recording information which contains or is derived or copied from such information but excludes information that (a) is or becomes public knowledge other than as a direct or indirect result of any breach of this undertaking by the Purchaser or (b) is known by the Purchaser before the date the information is disclosed to the Purchaser by the Seller or any of its affiliates or advisers or is lawfully obtained by the Purchaser thereafter, other than from a source which is connected with the relevant Group and which, in either case, as far as the Purchaser is aware, has not been obtained in violation of, and is not otherwise subject to, any obligation of confidentiality;

"Group” means, in relation to each Acquisition, the relevant Borrower and each of its holding companies and subsidiaries and each subsidiary of each of its holding companies (as each such term is defined in the Companies Act 1985);

"Permitted Purpose” means, in relation to each Acquisition, considering and evaluating whether to enter into that Acquisition; and

"Purchaser Group” means, in relation to each Acquisition, the Purchaser, each of the Purchaser’s holding companies and subsidiaries and each subsidiary of each of the Purchasers holding companies (as each such term is defined in the Companies Act 1985).

This undertaking has been entered into on the date stated at the beginning of this undertaking

¬Insert any other conditions required by the Facility Agreement.

¬ This Compliance Certificate shall be accompanied by the Company’s auditors’ certificate addressed to the Finance Parties in the following form: “We have audited, in accordance with auditing standards generally accepted in the United States of America, the consolidated balance sheet of Golden Telecom Inc and its Subsidiaries (“the Company”) as of      , and the related consolidated statements of operations, changes in equity, and cash flows for the year then ended, and have issued our report thereon dated      .

In connection with our audit, nothing came to our attention that caused us to believe that the Company failed to comply with the terms, covenants, provisions, or conditions of Clause 20 (Financial Covenants) of the US$ 275,000,000 Facility Agreement between the financial institutions party thereto as Lenders (“the Lenders”), Citibank N.A. and ING Bank N.V. as arrangers, Citibank International Plc as agent, and the Company as borrower dated [...] 2007 insofar as they relate to accounting matters. However, our audit was not directed primarily toward obtaining knowledge of such non-compliance. This report is intended solely for the information and use of the Company, the Lenders and the Agents and is not intended to be and should not be used by anyone other than the specified parties.”

** If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.

SIGNATURES

[•]

By:

[•]

By:

SCHEDULE 11

Timetables

Loans in US$
Delivery of a duly completed Utilisation Request (Clause 5.1 (Delivery of a Utilisation Request)	U-3 9.30am

Agent notifies the Lenders of the Loan in accordance with Clause 5.4 (Lenders’ participation)	U-3 3.00pm

LIBOR is fixed	Quotation Day as of 11:00am

“U” = date of utilisation

“U — X” = X Business Days prior to date of utilisation

SCHEDULE 12

list over material subsidiaries

Name of Material Subsidiary	Registration no (or equivalent, if any)
EDN Sovintel LLC	1027739006690
Golden Telecom Ukraine LLC	19028202

SIGNATURES

THE COMPANY
GOLDEN TELECOM INC
By: Address:	JEAN-PIERRE VANDROMME Golden Telecom Inc. 2831 29th St., NW Washington, DC 20008 USA

Attention: Fax:	General Counsel +1-202-332-4877

THE ORIGINAL BORROWERS
GOLDEN TELECOM INC
By: Address:	JEAN-PIERRE VANDROMME Golden Telecom Inc. 2831 29th St., NW Washington, DC 20008 USA

Attention: Fax:	General Counsel +1-202-332-4877

EDN SOVINTEL LLC
By: Address:	JEAN-PIERRE VANDROMME and OLGA SEMENOVA EDN Sovintel LLC 1 Kozhevnichesky Proezd Moscow, Russia 115114

Attention: Fax:	Legal Director +7-495-797-9306

GTS FINANCE INC
By: Address:	BORIS SVETLICHNY Golden Telecom Inc. 2831 29th St., NW Washington, DC 20008 USA

Attention: Fax:	General Counsel +1-202-332-4877

THE ORIGINAL GUARANTORS
GOLDEN TELECOM INC
By: Address:	JEAN-PIERRE VANDROMME Golden Telecom Inc. 2831 29th St., NW Washington, DC 20008 USA

Attention: Fax:	General Counsel +1-202-332-4877

EDN SOVINTEL LLC
By:	JEAN-PIERRE VANDROMME

By:	OLGA SEMENOVA

Address:	EDN Sovintel LLC 1 Kozhevnichesky Proezd Moscow, Russia 115114

Attention: Fax:	Legal Director +7-495-797-9306

GTS FINANCE INC
By: Address:	BORIS SVETLICHNY Golden Telecom Inc. 2831 29th St., NW Washington, DC 20008 USA

Attention: Fax:	General Counsel +1-202-332-4877

THE ARRANGER
CITIBANK N.A., London Branch
By:	RIZWAN SHAIKH

ING BANK N.V. By:	RIZWAN SHAIKH, Citibank N.A. on behalf of ING Bank N.V.

THE AGENT
CITIBANK INTERNATIONAL PLC
By: Address:	JANE HORNER European Loans Agency Capital Markets and Banking Operations Citibank International PLC 5th Floor Citigroup Centre, Canary Wharf London E14 5LB

Attention: Fax:	Alasdair Watson +44 (0) 20 8636 3824

THE ORIGINAL LENDERS
CITIBANK N.A., BAHRAIN
By: Address:	RIZWAN SHAIKH, Citibank N.A. on behalf of Citibank N.A., Bahrain Citibank N.A. Bahrain Block 428 Road 2819 Alseef District 1133 Kingdom of Bahrain

Attention: Fax:	Terence Rodrigues / Nadia Ismail +973 17 588510

ING BANK (EURASIA) ZAO
By: Address:	HENDRIK TEN BOSCH (General Manager) and NATALIA LONDARENKO (Chief Accountant) ING Bank (Eurasia) ZAO 36, Krasnoproletarskaya str Moscow 127473, Russia

Attention: Fax:	Medvedeva Victoria / Petrushin Igor +7 (495) 755-549

ZAO BANCA INTESA
By: Address:	RIZWAN SHAIKH, Citibank N.A. on behalf of ZAO Banca Intesa ZAO Banca Intesa 2, bld. 2, Petroverigsky per, Moscow 101000, Russia

Attention: Fax:	Tatiana Busygina +7 (495) 411-8071

BAYERISCHE LANDESBANK
By: Address:	RIZWAN SHAIKH, Citibank N.A. on behalf of Bayerische Landesbank Bayerische Landesbank Brienner Strasse 18, 80333 München, Germany

Attention: Fax:	Margit Schethaler (49-89) 2171 22543

COMMERZBANK (EURASIJA) SAO
By: Address:	RIZWAN SHAIKH, Citibank N.A. on behalf of Commerzbank (Eurasija) SAO Commerzbank (Eurasija) SAO Kadashevskaya Nab. 14/2, 119017 Moscow, Russia

Attention: Fax:	Irina Rabinovich +7 (495) 797 48 62

EXPORT DEVELOPMENT CANADA
By: Address: Attention: Fax:	STEPHANO CARRERA and BRION CRAIG Export Development Canada 151 O’Connor Street Ottawa, Canada K1A 1K3 Tina McShane +1 613 598 2514

HSBC BANK PLC
By: Address: Attention: Fax:	ANDREW OWEN HSBC Bank Plc Corporate Trust and Loan Agency Level 24 8 Canada Square London E14 5 HQ Matthew Li +44 (0) 207 991 4347

HVB BANQUE LUXEMBOURG SOCIETE ANONYME
By: Address: Attention: Fax:	RIZWAN SHAIKH, Citibank N.A. on behalf of HVB Banque Luxembourg Société Anonyme HVB Banque Luxembourg Société Anonyme 4, rue Alphonse Weicker L-2721 Luxembourg Silke Jakobs-Köhn +352 4272 4547

BANK AUSTRIA CREDITANSTALT AG
By: Address: Attention: Fax:	RIZWAN SHAIKH, Citibank N.A. on behalf of Bank Austria Creditanstalt AG Bank Austria Creditanstalt AG Schottengasse 6-8 1010 Vienna, Austria Sabine Teichmann +43 50505 49394

KFW, FRANKFURT
By: Address: Attention: Fax:	RIZWAN SHAIKH, Citibank N.A. on behalf of KfW Frankfurt KfW Frankfurt Department X4a2 Palmengartenstr. 5-9 60325 Frankfurt Germany Markus Schmid / Karina Friess + 49 69 7431 4013

SKANDINAVISKA ENSKILDA BANKEN AB
By: Address: Attention: Fax:	RIZWAN SHAIKH, Citibank N.A. on behalf of Skandinaviska Enskilda Banken AB Skandinaviska Enskilda Banken AB Rissneleden 110, RB8 S — 10640 Stockholm, Sweden Christine von Wirén +46 8 611 0384

BANK WESTLB VOSTOK (ZAO)
By: Address:	RIZWAN SHAIKH, Citibank N.A. on behalf of Bank WestLB Vostok (ZAO) 121069 Moscow, ul. Povarskaya 23, str.4

Attention: Fax: BNP PARIBAS By: Address: Attention: Fax:	Anna Petrova / Irina Krasovskaya
+7 495 258 6100 / 04

BRUNO PEZY
BNP Paribas
CFI Loan Department
37, place du Marché Saint Honoré, 75001 Paris
75001 Paris, France
Mr Bruno Pezy / Mr Guillaume Chinardet
+ 33 1 42 98 10 65

IKB DEUTSCHE INDUSTRIEBANK AG
By: Address: Attention: Fax:	RIZWAN SHAIKH, Citibank N.A. on behalf of IKB Deutsche Industriebank AG IKB Deutsche Industriebank AG Wilhelm — Bötzkes — Strasse 1 40474 Düsseldorf Germany Stephanie Trint +49 (0) 211/8221-2533

VTB BANK (DEUTSCHLAND) AG
By: Address: Attention: Fax:	RIZWAN SHAIKH, Citibank N.A. on behalf of VTB Bank (Deutschland) AG VTB Bank (Deutschland) AG Walter — Kolb — Str. 13 60594 Frankfurt Germany Peter Seibel / Ute Marschalk +49/69/2168 — 274